     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               CRUEL WORLD, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE*                              7361                             77-0430867
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)          Classification Number)              Identification Number)

                             3500 W. BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 847-3500
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                 JEFFREY HYMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CRUEL WORLD, INC.
                             3500 W. BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                 (650) 847-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

           JEFFREY D. SAPER, ESQ.                         PETER LEPARULO, ESQ.
            KURT J. BERNEY, ESQ.                          REBECCA BOWMAN, ESQ.
      Wilson Sonsini Goodrich & Rosati             Orrick, Herrington & Sutcliffe LLP
          Professional Corporation                   777 South Figueroa, Suite 3200
             650 Page Mill Road                          Los Angeles, CA 90017
            Palo Alto, CA 94304                              (213) 629-2020
               (650) 493-9300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM
                                                                 AGGREGATE OFFERING            AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED               PRICE(1)              REGISTRATION FEE
Common stock, $0.001 par value per share....................        $57,500,000                 $15,180

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* CAREER CENTRAL CORPORATION IS CURRENTLY A CALIFORNIA CORPORATION. PRIOR TO THE COMPLETION OF THE OFFERING, CAREER CENTRAL CORPORATION WILL BE MERGED WITH AND INTO ITS WHOLLY OWNED DELAWARE SUBSIDIARY, CRUEL WORLD, INC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 10, 2000

 PROSPECTUS

----------------------------------------------------------------------

                          [LOGO OF CRUEL WORLD, INC.]

                                        Shares
                                  Common Stock

--------------------------------------------------------------------------------
This is an initial public offering of shares of common stock of Cruel
World, Inc. We are offering        shares in this offering. No public market
currently exists for our common stock. We anticipate that the initial public
offering price will be between $       and $       per share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CRLW."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

                                                               PER SHARE       TOTAL
                                                              -----------   -----------
Public offering price                                         $             $
Underwriting discounts and commissions                        $             $
Proceeds to us                                                $             $

The underwriters have an option to purchase up to               additional
shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotments of shares at any time until 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC

                CIBC WORLD MARKETS

                                 PAINEWEBBER INCORPORATED

The date of this prospectus is       , 2000

                          [INSIDE FRONT COVER ARTWORK]

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      4
Risk Factors..........................      8
Special Note Regarding Forward-Looking
  Statements..........................     19
Use of Proceeds.......................     20
Dividend Policy.......................     20
Capitalization........................     21
Dilution..............................     22
Selected Financial Data...............     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     24

                                          PAGE
                                        --------
Business..............................     31
Management............................     42
Related Party Transactions............     53
Principal Stockholders................     56
Description of Capital Stock..........     59
Shares Eligible for Future Sale.......     62
Underwriting..........................     64
Legal Matters.........................     67
Experts...............................     67
Where You Can Find More Information...     67
Index to Financial Statements.........    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, UNLESS THE CONTEXT INDICATES OTHERWISE, "CRUEL WORLD," "WE," "US" AND "OUR" REFER TO CRUEL WORLD, INC. AND ITS PREDECESSOR CAREER CENTRAL CORPORATION.

                                  OUR COMPANY

    We are a leading Internet-based recruiting service that uses database and email marketing techniques to rapidly and cost-effectively match our clients' career opportunities with qualified and interested candidates from our large membership of professionals. Our proprietary JobCast-Registered Trademark-technology matches candidates with each career opportunity and contacts a targeted group of potentially interested members using permission-based email. Within five business days, we begin delivering to our clients a pre-specified number of candidate resumes, providing a compelling recruiting solution compared to Internet job boards and traditional executive search firms. Our service is free for our members and is also designed to protect the confidentiality of our members and clients. As of March 31, 2000, we had over 200,000 registered member profiles, organized into seven vertical categories in which members share common characteristics, such as a particular degree or industry expertise. We have conducted search transactions for approximately 1,000 clients, including Charles Schwab & Co., Chemdex, eBay and Gateway.

    Our solution provides numerous benefits to our members:

    - The ease and convenience of our service, which is specifically designed for passive job seekers. Most of our members are passive job seekers, which we define as individuals who are employed, open to exploring alternative career opportunities, but not actively seeking a new job;

    - Highly targeted career opportunities that match members' qualifications and indicated areas of interest. Relevant opportunities are delivered via email and allow our members to minimize the time spent sifting through inappropriate and unwanted job listings; and

    - Confidentiality features that provide potential employers with a member's resume only after the member responds affirmatively to the career opportunity presented in an email message.

    Clients using our service receive an efficient recruiting solution, including the following benefits:

    - Access to our large and desirable database of member profiles, comprised mainly of passive job seekers. Our typical member is a mid-level professional with over seven years of work experience and an annual income of over $70,000. In addition, over 50% of our profiled members hold graduate degrees;

    - Qualified and interested candidates with minimal client effort;

    - An outsourced recruiting solution that saves internal client resources from handling the screening and initial selection process;

    - A highly cost-effective recruiting solution; and

    - Confidentiality features designed to ensure that our clients' career opportunities are only viewed by a select number of pre-qualified members.

    Our objective is to strengthen our position as a leading Internet-based recruiting service. To achieve this objective, we will continue to acquire and retain members for our database of professionals and attract new clients. By establishing a long term, trusted relationship with our members we will continue to monetize their profiles over the span of their mid-career years by selling highly targeted search transactions to our clients. The key elements of our strategy include:

    - Utilizing strategic alliances with leading universities, print publications, applicant tracking systems and the Cruel World Affiliate Program;

    - Increasing awareness of our brand through traditional and Internet media channels;

    - Introducing additional vertical employment categories;

    - Continuing to enhance the efficiency and functionality of our proprietary JobCast technology;

    - Introducing additional career-related products and services; and

    - Expanding internationally through internal growth, strategic alliances, investments or licensing arrangements.

CORPORATE INFORMATION

    We were incorporated in California on May 23, 1996 as Career Central Corporation. In April 2000, we intend to merge with and into our wholly owned subsidiary Cruel World, Inc., a Delaware corporation. Our principal executive offices are located at 3500 W. Bayshore Road, Palo Alto, CA 94303. Our telephone number at that location is (650) 847-3500. Our Web site address is WWW.CRUELWORLD.COM. Information contained on our Web site does not constitute part of this prospectus.

    Our trademarks and service marks include Cruel World, Career Central and JobCast. This prospectus also includes tradenames, trademarks and service marks of other companies and organizations.

                                  THE OFFERING

Common stock offered by us................  shares
Common stock to be outstanding after the
  offering................................  shares
Use of proceeds...........................  We intend to use the net proceeds of this offering for general corporate purposes, including sales and
                                            marketing efforts, developing our infrastructure,
                                            products and services and hiring additional personnel.
                                            See "Use of Proceeds."
Proposed Nasdaq National Market symbol....  CRLW

    The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at December 31, 1999 and excludes:

    - 2,092,120 shares of common stock issuable on exercise of options outstanding as of March 31, 2000 with a weighted average exercise price of $1.19 per share;

    - Warrants to purchase 871,860 shares of common stock at a weighted average exercise price of $8.65;

    - 1,047,205 shares of common stock available for future grant under our stock option plans as of March 31, 2000;

    - 100,000 shares of common stock available for future grant under our 2000 director option plan; and

    - 300,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

    Unless otherwise indicated, the information in this prospectus assumes:

    - the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering;

    - our reincorporation into Delaware in April 2000, including the two-for-one stock split of all series of our preferred stock;

    - the filing of our amended and restated certificate of incorporation;

    - the effectiveness of our 2000 stock plan, 2000 director option plan and 2000 employee stock purchase plan; and

    - no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and related notes which are included in this prospectus.

                                                                      YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------
                                                              1997        1998              1999
                                                            --------   ----------   --------------------
STATEMENT OF OPERATIONS DATA:
Revenue...................................................  $    454   $    2,053   $              4,446
Gross profit..............................................       179        1,152                  3,287
Loss from operations......................................    (2,097)      (6,931)               (10,688)
Net loss..................................................    (2,090)      (6,762)               (10,366)

Net loss per common share:
  Basic and diluted.......................................  $  (6.75)  $    (6.56)  $              (6.90)
                                                            ========   ==========   ====================
  Weighted average shares outstanding.....................   309,682    1,031,302              1,502,104
                                                            ========   ==========   ====================
Unaudited pro forma net loss per common share:
  Basic and diluted.......................................                          $              (1.17)
                                                                                    ====================
  Weighted average shares outstanding.....................                                     8,870,680
                                                                                    ====================

    The unaudited pro forma net loss information gives effect to the conversion into common stock of all series of preferred stock outstanding as of December 31, 1999.

                                                                     DECEMBER 31, 1999
                                                              -------------------------------
                                                                  ACTUAL        AS ADJUSTED
                                                              --------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $16,903
Working capital.............................................      15,132
Total assets................................................      18,857
Long term liabilities.......................................         186
Stockholders' equity........................................      15,945

    The as adjusted information gives effect to:

    - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering; and

    - the receipt of the estimated net proceeds of $     million from the sale
      of       shares of common stock in this offering at an assumed public
      offering price of $   per share after deducting underwriting discounts and
      commissions and offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMPANY.

    We have a limited operating history for you to evaluate when considering an investment in our company. Accordingly, our prospects must be considered in light of the uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically the Internet-based recruitment market. We believe our success depends on our ability to:

    - increase and retain our base of members who will respond to our emails and consider employment with our clients;

    - keep our database of member profiles current;

    - attract and retain clients who depend on our Internet-based recruiting services in place of, or in addition to, other traditional and Internet-based recruiting methods; and

    - increase the proportion of successful search transactions.

    If we fail to manage these challenges successfully, our business may not grow, which would harm our operating results.

WE HAVE A HISTORY OF LOSSES, WE EXPECT OUR LOSSES TO CONTINUE AND WE MAY NOT ATTAIN PROFITABILITY, ALL OF WHICH MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR STOCK.

    We have incurred substantial net losses in each fiscal period since we began operations. For the years ended December 31, 1998 and 1999, our net loss was $6.8 million and $10.4 million, respectively. Our accumulated deficit as of December 31, 1999 was $19.9 million. We cannot be certain when we will become profitable, if at all. We expect our losses to increase significantly in the foreseeable future because we anticipate incurring significant expenses in connection with building awareness of our brand, attracting new members and clients and improving our products and services. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. We have generated relatively small amounts of revenue until recent fiscal quarters, while increasing operating expenditures in all areas, particularly in sales and marketing. If operating expenses exceed our expectations, we may not be able to generate sufficient revenue to achieve or sustain profitability, and our financial condition will be harmed. In this case, the value of your investment could be reduced.

OUR BUSINESS WILL BE HARMED IF WE DO NOT SUCCESSFULLY EXECUTE OUR REBRANDING STRATEGY.

    We believe that building brand awareness is crucial to achieving widespread acceptance of our business. In March 2000, we changed our name from Career Central Corporation to Cruel World, Inc. We have also changed our Web site address from www.careercentral.com to www.cruelworld.com. Brand recognition is a key differentiating factor among providers of Internet-based recruiting services, and we expect that it could become even more important as competition in the Internet-based recruitment market increases. Our recent name change and rebranding efforts entail significant risks. If we fail to successfully promote our new brand, Web site address and corporate image, or incur significant expenses in promoting our new brand and image and we fail to generate a corresponding increase in revenue as a result of our rebranding efforts, our results of operations and the value of your investment are likely to be adversely affected.

    To date, a significant portion of our expenses have been marketing related. These expenses have been largely devoted to building brand recognition and generating new members and clients. If we fail to successfully build brand recognition and generate new members and clients, our business, results of operations and financial condition are likely to be harmed.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND THESE FLUCTUATIONS MAY CAUSE VOLATILITY OR A DECLINE IN THE PRICE OF OUR COMMON STOCK.

    As a result of our limited operating history and the rapidly evolving nature of the Internet-based recruitment market in which we compete, our operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. Our revenue is difficult to predict and our results of operations may fluctuate for several reasons, including:

    - our Internet-based recruiting model is at an early stage of development making it difficult to predict client demand for our services;

    - the number of search transactions performed in any given period;

    - our operating results will be affected by the amount of commissions and fees paid for new members and sales referred from our strategic alliances and affiliates;

    - fluctuations in marketing expenses relating to our efforts to build brand awareness;

    - fluctuations in cost of revenue associated with additional effort we might apply to ensure client satisfaction with our service and collection of the related client revenue;

    - the timing and amount of our deferred stock-based compensation charges;

    - seasonal fluctuations in revenue due to historically lower company recruitment efforts during vacation and holiday seasons;

    - economic factors, such as the effect of a recession on the unemployment rate and reductions or postponements of corporate recruiting efforts;

    - new or different pricing models for our services may not be widely accepted by our clients; and

    - our ability to attract and retain key personnel.

    Our expense levels are based, in part, on our expectations of our future revenue. As a result, any shortfall in our revenue in relation to our expectations could cause significant changes in our results of operations from period-to-period and could result in increased and continued quarterly losses. If our revenue or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could decrease substantially.

IF WE CANNOT INCREASE THE SIZE OF OUR MEMBERSHIP PROFILE DATABASE, RETAIN OUR CURRENT MEMBERS AND KEEP OUR MEMBER PROFILE DATABASE CURRENT WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

    Our Internet-based recruiting model requires us to continually add new member profiles, retain our existing members and keep our member profiles current. In addition, our Internet-based recruiting model focuses on passive job seekers. Passive job seekers will likely only participate in a small number of recruitment services, if any, and they are likely to only participate in recruitment services that require minimal time and effort. We believe that our success in attracting new member profiles depends on offering services to our members that require less time and effort than those offered by our competitors.

    In addition to attracting new members, we must focus on membership retention and on keeping our member profiles current. We remove member profiles from our database when members email us a request to be removed. A member profile can become stale, for example, when members change jobs or email addresses. If a member profile does not contain a member's correct email address, we must contact that member by telephone or mail in order to notify the individual of an employment opportunity. If the number of new member profiles do not sufficiently offset the number of lost members or if our member profiles are not current we may not be able to grow our business and our results of operations and financial condition will be harmed.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN CLIENTS AND OUR FAILURE TO DO SO IS LIKELY TO CAUSE OUR REVENUE TO FLATTEN OR DECLINE.

    Our Internet-based recruiting model depends on our ability to match qualified and interested members with the career opportunities of our clients. We believe that a primary reason our services are valuable to members and clients is that we have been able to establish a portfolio of clients offering job opportunities that are appealing to our members. If we are unable to continue to attract qualified members or if many of our members request to be removed from our database or if our database is not current, our services will be less appealing to our clients. Similarly, if we are unable to attract additional clients, our members might find our services less valuable and we may be unable to retain existing members or to attract new members. If we fail to maintain our member and client relationships or to continue to increase our base of clients and members, our business would be harmed.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER TRADITIONAL AND INTERNET-BASED RECRUITING COMPANIES.

    The market for employee recruitment is intensely competitive and highly fragmented. We presently face competition from multiple fee-based and free services for a share of employers' total recruitment budgets. Our competitors include:

    - traditional executive search firms;

    - non-profit job placement organizations;

    - print classified advertising media such as newspapers, magazines and other trade publications;

    - Internet portals and other Web sites; and

    - Internet job boards and resume databases, including Monster.com and HotJobs.com.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater brand recognition and larger customer bases than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their offerings and to offer more comprehensive recruitment services. Barriers to entry into our market are very low. There are many Internet recruiting Web sites and we expect the number of such sites to increase in the future. New technologies are likely to increase the competitive pressures that we face, and the development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. If we are not able to compete effectively with current or future competitors, our business, results of operations and financial condition will be harmed.

OUR MANAGEMENT TEAM WAS RECENTLY FORMED, AND OUR SUCCESS DEPENDS UPON THEIR ABILITY TO WORK EFFECTIVELY TOGETHER AND OUR ABILITY TO RETAIN THEM.

    Because our senior management currently consists of individuals who have worked together for a short period of time, our management may require time to solidify and ultimately may be unable to work together effectively. In addition, we are substantially dependent on the continued services of our senior management, including Jeffrey Hyman, our president and chief executive officer, as well as other key personnel. We do not maintain any "key person" life insurance policies. If our management team fails to work together effectively, or if we lose the services of any members of senior management or key personnel, our business could be harmed.

WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

    We must attract, hire, train and retain highly skilled personnel. Competition for highly skilled employees is intense, particularly in the Internet industry and many other Internet companies have substantially greater resources to attract and retain personnel. We may be unable to retain our skilled employees or attract, assimilate and retain other skilled employees in the future. Specifically, we rely on our research associates and sales personnel to execute search transactions and perform client maintenance roles. If we fail to attract, hire or retain highly skilled employees our business, results of operations and financial condition could be harmed.

OUR BUSINESS MODEL IS UNPROVEN AND MAY NOT BE WIDELY ACCEPTED.

    Our core business is to deliver qualified and interested candidates to clients rapidly and cost-effectively and to provide our members with job opportunities that meet their predefined requirements. We deliver these services through a combination of our proprietary JobCast technology, which automates the search transaction process, and the assistance of research associates who manage the process on behalf of our clients. Our business model depends in part on recurring revenue from our clients. An alternate business model employed by some of our competitors is to offer an Internet job board or resume database allowing job seekers to browse through job opportunities at any time. We believe that it is too early to determine whether our business model will be widely accepted. Accordingly, our revenue model and profit potential are unproven. We cannot assure you that employers and job seekers will not use competitive services to the exclusion of ours. If they do, our operating results will suffer. In addition, our business model is based in part on intense competition for talented candidates. Changes in the labor market and changes in general economic conditions, including a recession, could adversely affect your investment.

IF WE CANNOT REPLICATE OUR BUSINESS MODEL IN ADDITIONAL VERTICAL EMPLOYMENT CATEGORIES, OUR ABILITY TO GROW OUR BUSINESS MAY BE LIMITED.

    Our growth strategy depends in part upon replicating our business model in new vertical employment categories. At the time of our inception in May 1996, we focused solely on Internet-based recruiting for graduate business school alumni and students. In April 1998, we expanded our vertical employment categories to include Software Developers; in September 1998, Marketing; in July 1999, Sales; in August 1999, Database Developers and Java Developers; and in November 1999, Finance. We cannot be sure that our recently introduced services will be as successful or more successful than our initial services. Further, we cannot be sure that our strategy to expand into additional vertical employment categories will be successful. For instance, we plan to create vertical employment categories based on job functions, industries, advanced degrees and other affinity groups. These groups may be less receptive or not receptive to our Internet-based recruiting model. If members and clients in these future vertical employment categories are not receptive to our Internet-based recruiting model, our results of operations may be harmed.

IF WE CANNOT MAINTAIN AND INCREASE THE NUMBER OF STRATEGIC ALLIANCES WE MAY BE UNABLE TO GROW OUR BUSINESS.

    We have entered into, and expect to continue to enter into, strategic alliances with third parties to increase our membership base and client base. These strategic alliances allow us to reach a significantly greater number of qualified potential members and clients than we would otherwise be able to reach. Although we seek to maintain close relationships with our strategic alliances, some of them have similar relationships with our competitors. We cannot assure you that our current strategic alliances will be beneficial, that these relationships will be sustained, or that we will be able to enter into successful new relationships in the future. Many of these agreements are informal arrangements, and when we enter into formal strategic alliances, the contracts are generally terminable within 30 days by either party. If we fail to add or if we lose strategic alliances, our revenue and the results of our operations are likely to be negatively impacted.

IF WE DO NOT SUCCESSFULLY MANAGE OUR GROWTH OUR BUSINESS WILL BE HARMED.

    Our rapid growth has sometimes strained, and may in the future strain, our financial, operational, managerial and other resources. Our plans for expansion could further increase our growth and place additional burdens on our resources. Our personnel, systems, procedures and controls may not be adequate to support our growth. We need to maintain close coordination among our functional departments and ensure that these departments interact effectively. If we are unable to manage growth effectively, our business, results of operations and financial condition could be harmed.

    Our growth has resulted, and any future growth will result, in increased responsibilities for management personnel, many of whom have been employed by us for a short period of time. In addition, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to anticipate and respond adequately to these demands or manage our growth effectively could cause our revenue to flatten or decline and materially harm our business.

IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES OR THE NEEDS OF OUR MEMBERS AND CLIENTS OUR BUSINESS MAY SUFFER.

    If we are unable to successfully respond to the Internet-based recruitment industry's changing technological needs and requirements, our revenue and the value of your investment could be materially adversely affected. Our success is dependent on our ability to develop new and enhanced services and products that will provide the best possible matching of career opportunities and qualified candidates. We need to utilize technology to continue to increase the productivity and efficiencies of our research associates. Our current technology may not meet the future technical requirements of our members and clients.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE NEW OR ENHANCED PRODUCTS AND SERVICES AND OUR FAILURE TO DO SO COULD HAVE A MATERIAL ADVERSE IMPACT ON THE GROWTH OF OUR REVENUE.

    The growth of our business may depend, in part, on our ability to introduce new or enhanced products and services. We expect to introduce enhanced products and services in order to generate additional revenue, attract and retain more members and clients to our Web site and respond to competition. Any new or enhanced product or service we introduce that is not favorably received could damage our reputation and the perception of our brand. Further, the failure of any new or enhanced products and services to achieve market acceptance and generate revenue could result in a material adverse effect on our revenue and the value of your investment.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS FROM OTHERS AND OTHERS MAY CLAIM THAT WE HAVE INFRINGED ON THEIR PROPRIETARY RIGHTS.

    Our success depends in part upon the protection of our proprietary technology and confidential information. We currently do not hold any patents, and there can be no assurance that the steps we take to protect our intellectual property will be adequate to prevent its unauthorized use or misappropriation. The unauthorized use, reproduction or other misappropriation of our intellectual property could cause harm to our business, results of operations and financial condition. In addition, although we attempt to avoid infringing on known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any element of our Internet-based recruiting model violates third party proprietary rights, we might not be able to obtain licenses on commercially reasonable terms to continue offering our service without substantial reengineering and that any reengineering efforts we undertake may be unsuccessful.

    Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making an infringement claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our services. If any of these events occurred, our business, results of operations and financial condition could be materially and adversely affected.

IF WE ARE NOT SUCCESSFUL IN MANAGING OUR EXPANSION INTO INTERNATIONAL MARKETS OUR BUSINESS COULD BE HARMED

    We plan to expand our business into foreign markets. We believe international expansion through a combination of internal growth, strategic alliances and potential acquisitions will increase our membership, and will lead to increased usage of our service by clients seeking to fill international positions. International expansion will entail significant difficulties and risks, such as competition from local recruiting services, language and cultural differences, local tax and regulatory issues and political and economic conditions. If revenue from international operations is not adequate to cover our investment in those operations, or if we are unsuccessful in managing the risks of expanding into foreign markets, the value of your investment could be materially adversely affected.

ACQUISITIONS MAY DISRUPT AND HARM OUR BUSINESS.

    We may pursue strategic acquisitions of businesses, products, services or technology in the future. Difficulties in assimilating the acquired assets could increase our expenses and reduce the value of your investment. This could also disrupt our ongoing business, divert the attention of our management and employees and increase our expenses. Though we have no present understanding or agreement relating to any acquisition of or investment in another company, our business strategy may include the pursuit of such acquisitions in the future. If and when we consider possible acquisitions, we may incur expenses without actually consummating such transactions, which could reduce our profitability and the value of your investment.

RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY

INTERNET-BASED RECRUITING IS RAPIDLY EVOLVING AND IF WE CANNOT ADAPT OUR BUSINESS, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    The Internet is a relatively new medium for recruiting, and job seekers and employers have not reached any consensus on the most successful models for Internet recruiting. The Internet-based recruitment market is characterized by rapidly changing technology, introductions and enhancements of competitive services, and changing user demands. Accordingly, our future success depends on our ability to quickly adapt to such rapid changes in technology and improve the features, reliability and functionality of our service in relation to our competitors. We may fail to adequately address these issues. If we cannot meet the needs of employers and job seekers or adapt our services to meet their demands, we will be unable to implement our business plan.

NEW REGULATION OF AND UNCERTAINTIES REGARDING THE APPLICATION OF EXISTING LAWS AND REGULATIONS TO E-COMMERCE AND THE INTERNET, COULD NEGATIVELY IMPACT OUR BUSINESS.

    Legal uncertainties and new regulations could increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of the Internet, any of which could increase our expenses or reduce our revenue and materially adversely affect the value of your investment. To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover such issues as:

    - user privacy;

    - sales and other taxes;

    - civil rights and employment claims;

    - consumer protection;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pricing controls;

    - characteristics and quality of products and services; and

    - other claims based on the nature and content of Internet materials.

    In addition, the tax treatment of electronic commerce is currently unsettled. Federal legislation imposing limitations on the ability of states to tax Internet access was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates. Any imposition of state sales and use taxes imposed on the products and services sold over the Internet may decrease demand for products and services that we sell over the Internet which could adversely affect our future operating results and result in a decline in our stock price.

    Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers. New regulations which increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of the Internet could increase our expenses or reduce our revenue and materially adversely affect the value of your investment.

BREACHES OF INTERNET PRIVACY AND SECURITY COULD HARM OUR BUSINESS.

    A significant barrier to confidential communications over the Internet has been the need for security. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. Misappropriation of our proprietary information or interruptions of our services could result in reduced visitor traffic. Reduced visitor traffic may result in fewer job seekers registering as members, which, in turn, may discourage clients from using our service.

    Due in part to such privacy concerns, many Internet users have historically been reluctant to transmit confidential information over the Internet. Any well-publicized compromise of privacy on the Internet could deter more people from using the Internet to conduct transactions that involve transmitting confidential information, such as the information contained in a member profile or a resume. For instance, some companies monitor inbound and outbound emails. We must take steps to make members and clients feel secure using our Web site. If prospective members are concerned that their employers might intercept an outbound resume, if they believe that their employer might learn that they are included in our database of member profiles, or if members or clients believe their personal information could be misappropriated, even if such belief is unfounded, our business, results of operations and financial condition could be harmed.

OUR BUSINESS WILL SUFFER IF OUR COMPUTER INFRASTRUCTURE IS DISRUPTED OR FAILS.

    The success of our Internet-based recruiting model is highly dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. Fire, floods, earthquakes, power loss, telecommunications failures and similar events could damage or cause interruptions in these systems and prevent us from serving our members and clients. Computer viruses, electronic break-ins, computer hackers or other similar disruptive problems could also adversely affect our Web site. Our relationships with our members and clients may be adversely affected if the security measures that we use to protect their personal information are not effective, causing our revenue to decrease and our business to suffer. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by computer viruses, electronic break-ins or computer hackers. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss. Computer viruses may also cause our systems to incur delays or other service interruptions.

    The recent growth in Internet traffic has caused episodes of diminished performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. Any substantial increase in demand for our services may require us to adapt and expand our network infrastructure. Our ability to increase the speed with which we provide services to members and clients and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

    We have not experienced any material outages to date. However, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. We currently operate in one site and are exploring options for a second site to support business continuity requirements. If our systems or Web site are affected by any of these occurrences, our reputation, business, results of operations and financial condition could be harmed.

WE COULD INCUR LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE
  INTERNET.

    We may be sued for defamation, obscenity, negligence, copyright or trademark infringement or other legal claims relating to information that is posted or made available on our Web site or emailed by us to our members and clients. These types of claims have been brought, sometimes successfully, against Internet services in the past. We also could be sued for the content that is accessible from our Web site and through links to other Internet sites. Other claims may be brought based on the nature, publication or distribution of our content or based on errors or false or misleading information provided on our Web site or by us to members or clients. Our insurance may not adequately protect us against claims related to information on our Web site. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occur, our revenue and the value of your investment could be materially adversely affected.

RISKS RELATING TO THIS OFFERING

OUR SHARE PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE.

    There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

    - actual or anticipated fluctuations in our annual and quarterly operating results;

    - changes in market valuations of other Internet companies and stock market price and volume fluctuations generally;

    - economic conditions specific to Internet commerce and recruiting services;

    - changes in financial estimates by securities analysts;

    - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

    - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - regulatory developments;

    - future sale of equity or debt securities; and

    - general economic, industry and market conditions.

    In addition, the trading prices of securities in newly public technology companies, including companies such as ours offering Internet-based products and services, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public perception of the prospects of Internet or electronic commerce companies could also depress our stock price regardless of our business, prospects or operating results. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

    Our stock price may also experience fluctuations due to deferred stock-based compensation charges which we expect to amortize over the next several years. For a more complete discussion of the deferred compensation, see "Management Discussion and Analysis of Financial Condition and Results of Operations." In the event our stock price decreases due to a negative perception of the deferred stock-based compensation charge, the value of your investment would be reduced.

    You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering or the perception that these sales could occur could cause our stock price to fall. In addition, the sale of these shares may impair our ability to raise capital through the sale of additional stock. In addition, we have entered into registration rights agreements with some of our investors entitling them to have their shares registered for sale in the public market. The exercise of these rights could affect the market price of our common stock. You should read "Shares Eligible for Future Sale" for a discussion of shares that may be sold in the public market in the future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

    The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you
will incur immediate dilution of $      in the net tangible book value per share
of our common stock from the price you pay for our common stock. To the extent outstanding options or warrants to purchase common stock are exercised, your investment will be further diluted. For additional information on this calculation, see "Dilution."

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW MAY DISCOURAGE TAKEOVER ATTEMPTS.

    Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions:

    - provide for a board of directors whose members serve staggered three-year terms and are removable only for cause;

    - prevent stockholders from taking action by written consent;

    - limit the persons who may call special meetings of stockholders;

    - authorize the issuance of preferred stock in one or more series; and

    - require advance notice for stockholder proposals and director nominations.

    In addition, Section 203 of the Delaware General Corporation law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. See "Description of Capital Stock" for additional information.

OUR EXECUTIVE OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS WILL HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS.

    The interest of management and our existing stockholders could conflict with the interest of our other stockholders. Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own,
in total,   % of our outstanding common stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This could have the effect of delaying or preventing a change in control of Cruel World, which in turn could reduce the market price of our stock.

OUR FAILURE TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE MAY SUBSTANTIALLY HARM OUR BUSINESS.

    We currently expect that the proceeds from this offering will satisfy our capital needs for at least the next 12 months. However, we may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. Also, because we expect to generate losses for the foreseeable future, we may also need to raise funds in the future to meet additional working capital needs. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. If we raise additional funds by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Any new securities could have rights, preferences and privileges senior to those of our common stock. Additionally, subsequent financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be required to lower our operating expenses by reducing our marketing and research and development expenditures and we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures, which could seriously harm our business.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS OF THIS OFFERING AND MAY FAIL TO USE SUCH FUNDS EFFECTIVELY.

    Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Anticipated uses include working capital for general corporate purposes, as well as expansion of our marketing efforts. Currently, our management has not determined the amounts of proceeds to be used for the purposes described in "Use of Proceeds."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that relate to future events or our future business or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except required by law, we undertake no obligation to update any of the forward-looking statements to conform such statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    The net proceeds from the sale of the shares of common stock we are offering hereby are estimated to be $ million assuming an initial public offering price
of $      per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be $ million.

    We intend to use the net proceeds of this offering for general corporate purposes, including expenditures on:

    - sales and marketing efforts;

    - developing our infrastructure, products and services; and

    - hiring additional personnel.

    Additionally, we may use a portion of the proceeds to acquire or invest in complementary businesses, technologies, services or products; however, we do not have any current commitments or agreements, and we are not involved in negotiations with respect to any such transaction. As of the date of this prospectus, we have not allocated any specific amount of the proceeds for the purposes listed in this paragraph.

    Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Accordingly, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 1999. This table should be read in conjunction with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus. This information is presented:

    - on an actual basis;

    - on an as adjusted basis after giving effect to the conversion of all outstanding series of preferred stock into common stock and our receipt of
      the net proceeds from the sale of             shares of common stock in
      this offering at an assumed initial public offering price of $      per
      share, after deducting underwriting discounts, commissions and estimated offering expenses.

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                         (UNAUDITED)
Cash and cash equivalents...................................  $ 16,903
                                                              ========
Total long-term liabilities.................................       186
Stockholders' equity:
Convertible preferred stock, $0.001 par value, shares
  authorized: 10,300,146 actual, and 5,000,000 as adjusted;
  shares outstanding: 10,300,110 actual, none as adjusted...    31,742
Common stock, $0.001 par value, shares authorized:
  24,000,000 actual, and 100,000,000 as adjusted; shares
  outstanding 1,718,472 actual,           as adjusted.......         2
Additional paid-in capital..................................     4,839
Deferred stock-based compensation...........................      (689)
Accumulated deficit.........................................   (19,949)
                                                              --------
      Total stockholders' equity............................    15,945
                                                              --------
      Total capitalization..................................  $ 16,131
                                                              ========

    The common stock as shown above is based on shares outstanding as of December 31, 1999 and excludes:

    - 2,092,120 shares of common stock issuable on exercise of options outstanding as of March 31, 2000 with a weighted average exercise price of $1.19 per share;

    - Warrants to purchase 871,860 shares of common stock at a weighted average exercise price of $8.65;

    - 1,047,205 shares of common stock available for future grant under our stock option plans as of March 31, 2000;

    - 100,000 shares of common stock available for future grant under our 2000 director option plan; and

    - 300,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

                                    DILUTION

    As of December 31, 1999, our pro forma net tangible book value was
$15.9 million or $1.33 per share, after giving effect to the conversion of preferred stock into 10,300,110 shares of common stock. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock into our net tangible book value, which is the amount of our total tangible assets less the amount of our total liabilities. After giving effect to the receipt of the estimated net proceeds from this offering, based upon an assumed initial public offering price of $ per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $ million, or $ per share. This
represents an immediate increase in net tangible book value of $      per share
to existing stockholders and an immediate dilution of $ per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
                                                                          -----
  Pro forma net tangible book value per share as of December
    31, 1999................................................   $
                                                               -----
  Increase in pro forma net tangible book value per share
    attributable to
    new investors...........................................
                                                               -----
Pro forma net tangible book value per share after the
  offering
                                                                          -----
Dilution per share to new investors.........................   $
                                                                          =====

    The following table summarizes on an adjusted basis as of December 31, 1999 the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock (on a pro forma basis after giving effect to the automatic conversion of preferred stock into 10,300,110 shares of common stock) and by new investors purchasing shares of common stock in this offering at an assumed
initial public offering price of $      per share, before deducting the
estimated underwriting discounts and commissions and offering expenses:

                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                      -----------------------   ------------------------   AVERAGE PRICE
                                        NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE
                                      ----------   ----------   -----------   ----------   -------------
Existing stockholders...............                        %                          %
New investors.......................
                                      ----------                -----------    --------        -----
  Total.............................                        %   $                      %
                                      ==========                ===========    ========        =====

    The foregoing discussion and table assume no exercise of the underwriters' overallotment option and exclude the effect of:

    - 2,092,120 shares of common stock issuable on exercise of options outstanding as of March 31, 2000 with a weighted average exercise price of $1.19 per share;

    - Warrants to purchase 871,860 shares of common stock at a weighted average exercise price of $8.65;

    - 1,047,205 shares of common stock available for future grant under our stock option plans as of March 31, 2000;

    - 100,000 shares of common stock available for future grant under our 2000 director option plan; and

    - 300,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

    To the extent that any of these options or warrants are exercised or shares are issued, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock," and note 4 of notes to Financial Statements and Unaudited Financial Information.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following selected financial data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for each of the three years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by Ernst & Young LLP, independent accountants, and are included elsewhere in this prospectus. The balance sheet at December 31, 1997 is derived from audited financial statements which are not included in this prospectus. The statement of operations from inception to the year ended December 31, 1996 and the balance sheet at December 31, 1996 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the results of operations for this period. Historical results are not necessarily indicative of the results to be expected in the future and results for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                     PERIOD FROM                YEARS ENDED DECEMBER 31,
                                                     INCEPTION TO      -------------------------------------------
                                                  DECEMBER 31, 1996      1997        1998             1999
                                                  ------------------   --------   ----------   -------------------
                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.........................................             --        $    454   $    2,053   $             4,446
Cost of revenue.................................             --             275          902                 1,158
                                                       --------        --------   ----------   -------------------
  Gross profit..................................             --             179        1,151                 3,288
Operating expenses:
  Sales and marketing...........................             85           1,204        5,577                 9,991
  Engineering...................................            315             658        1,198                 1,413
  General and administrative....................            319             274          823                 1,193
  Stock-based compensation......................             17             140          484                 1,379
                                                       --------        --------   ----------   -------------------
    Total operating expenses....................            736           2,276        8,082                13,976
                                                       --------        --------   ----------   -------------------
Loss from operations............................           (736)         (2,097)      (6,931)              (10,688)
Interest income, net............................              5               7          169                   322
                                                       --------        --------   ----------   -------------------
    Net loss....................................           (731)         (2,090)      (6,762)              (10,366)
                                                       ========        ========   ==========   ===================
Net loss per common share:
  Basic and diluted.............................       $ (29.23)       $  (6.75)  $    (6.56)  $             (6.90)
                                                       ========        ========   ==========   ===================
  Weighted average shares outstanding...........         25,000         309,682    1,031,302             1,502,104
                                                       ========        ========   ==========   ===================
Unaudited pro forma net loss per common share:
  Basic and diluted.............................                                               $             (1.17)
                                                                                               ===================
  Weighted average shares outstanding...........                                                         8,870,680
                                                                                               ===================

    The unaudited pro forma net loss information gives effect to the conversion into common stock of all series of preferred stock outstanding as of December 31, 1999.

                                                                          DECEMBER 31,
                                                          --------------------------------------------
                                                             1996         1997       1998       1999
                                                          -----------   --------   --------   --------
                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................     $ 676       $2,242     $5,487    $16,903
Working capital.........................................      (154)       2,064      4,646     15,132
Total assets............................................       790        2,582      6,873     18,857
Long term liabilities...................................        --           --        261        186
Total stockholders' equity..............................       (39)       2,313      5,311     15,945

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF CRUEL WORLD APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, AMONG OTHER THINGS, STATEMENTS REGARDING ANTICIPATED COSTS AND EXPENSES, MIX OF REVENUE AND PLANS FOR INTRODUCING NEW PRODUCTS AND SERVICES TO EXPAND OUR REVENUE BASE. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THOSE DISCUSSED BELOW, ELSEWHERE IN THIS PROSPECTUS AND UNDER "RISK FACTORS."

OVERVIEW

    We are a leading Internet-based recruiting service that uses database and email marketing techniques to rapidly and cost-effectively match our clients' career opportunities with qualified and interested candidates from our large membership of professionals. From our inception in May 1996 until October 1996, we were primarily engaged in developing our Internet-based recruiting service and our JobCast technology. In October 1996, we introduced our first vertical employment category, Cruel World MBAs, formerly known as MBA Central. In 1998, we launched our second and third vertical employment categories, Cruel World Software Developers and Cruel World Marketing. In 1999, we launched four additional vertical employment categories: Cruel World Sales, Cruel World Database Developers, Cruel World Java Developers and Cruel World Finance. We intend to continue to develop additional vertical employment categories. As of March 31, 2000, we had conducted search transactions for approximately 1,000 clients and had over 200,000 registered member profiles in our database.

    We derive substantially all of our revenue from fees charged to our clients for search transactions that result in the delivery of a pre-specified number of candidate resumes. Clients can purchase individual search transactions or subscription packages consisting of multiple search transactions. For individual search transactions, we currently charge a flat fee of $3,495. Our clients can receive discounts off the standard per search fee by purchasing a subscription of three or more searches. These subscriptions generally expire after a six to 12 month time period. Since their introduction in late 1997, revenue from search transactions purchased as part of a subscription has grown to comprise approximately 40% of our revenue for the quarter ended December 31, 1999. As our member database grows, and we add more vertical employment categories, we expect revenue from subscriptions to continue to increase as a percentage of total revenue.

    We sell our Internet-based recruiting service through our direct sales force and generate additional sales leads through third party sales channels, which include strategic alliances and over 1,000 Web site affiliates. We pay our strategic alliances a sales commission for each search transaction performed for clients referred through that strategic alliance. This fee is recorded as a cost of revenue. In addition, our affiliates are generally paid a small fee, which is recorded as a marketing expense, each time a unique member is acquired through that affiliate.

    We will continue to focus on increasing the size of our client base and membership database through various efforts, including increased marketing expenditures and promotions. In addition, as we continue to add vertical employment categories, we will enhance our ability to add new members to our database.

    We have incurred substantial net losses in each fiscal period since our inception, and as of December 31, 1999 we had an accumulated deficit of $19.9 million. Net losses totaled $0.7 million in 1996, $2.1 million in 1997, $6.8 million in 1998, and $10.4 million in 1999. Such net losses and the accumulated deficit resulted from our lack of substantial revenue, the significant costs incurred in developing the Cruel World service and rapidly expanding our membership database to obtain clients and adding additional vertical employment categories.

REVENUE RECOGNITION

    Revenue is recognized when a search transaction is completed and we have reasonable assurance of collection. In some cases, we may elect to apply additional efforts to be reasonably assured of collection. For subscription contracts, we typically collect partial payment in advance, thereby generating immediate cash flow and creating deferred revenue that is recognized as the search transactions are completed. At December 31, 1999, deferred revenue amounted to $1.1 million.

COST OF REVENUE AND OPERATING EXPENSES

    COST OF REVENUE. Cost of revenue primarily consists of compensation associated with personnel who facilitate the matching process, cost of delivery of member resumes to the client, commissions paid to strategic alliances associated with the procurement of a client and allocated overhead.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of sales and marketing compensation including base salary and commissions, advertising and promotion expenses associated with acquiring and retaining members and generating new clients, telemarketing communications expenses, travel and entertainment and allocated overhead. The timing and magnitude of marketing initiatives have caused, and will continue to cause, fluctuations in sales and marketing expense levels as well as fluctuations of these expenses as a percentage of sales.

    ENGINEERING EXPENSE. Engineering expense consists primarily of costs associated with the compensation of the employees that design, develop and maintain our proprietary JobCast technology and allocated overhead. Our product development expenses constitute all of our research and development expenditures. Web site development and internally developed software costs that are subject to continual and substantial changes are expensed as incurred. Costs to maintain and add minor feature upgrades to our internally developed software and Web site are expensed as incurred.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administration expense consists primarily of compensation for administrative and executive staff, fees for professional services and general office expense and allocated overhead.

    STOCK-BASED COMPENSATION EXPENSE. We recorded deferred stock-based compensation, net of options forfeited, of $0.7 million in 1999 which represented the difference between the exercise price of stock options granted and the fair value for accounting purposes of the underlying common stock at the date of the grant. This stock-based compensation expense will be amortized over the vesting period of the options, which is typically three years. We currently expect to amortize the following amounts of stock-based compensation as follows:

FOR THE YEAR ENDING:
--------------------
December 31, 2000...........................................   $0.5 million
December 31, 2001...........................................   $0.2 million

    In addition, in the quarter ended March 31, 2000, we granted stock options to acquire an aggregate of 930,180 shares of common stock at an exercise price of $2.60. In connection with these grants, we recorded deferred stock-based compensation of $5.5 million, which will be amortized over 36 to 44 months.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations for the periods expressed as a percentage of revenue.

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1997          1998          1999
                                                              --------      --------      --------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................     100%          100%          100%
Cost of revenue.............................................      60            44            26
                                                                ----          ----          ----
  Gross profit..............................................      40            56            74
Operating expenses:
  Sales and marketing.......................................     265           272           225
  Engineering...............................................     145            58            32
  General and administrative................................      60            40            27
  Stock-based compensation..................................      31            24            31
                                                                ----          ----          ----
    Total operating expenses................................     501           394           315
                                                                ----          ----          ----
Loss from operations........................................    (461)         (338)         (241)
Interest income, net........................................       2             8             7
                                                                ----          ----          ----
    Net loss................................................    (459)%        (330)%        (234)%
                                                                ====          ====          ====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    REVENUE. Our revenue increased 116% from $2.1 million in 1998 to $4.4 million in 1999. The increase in total revenue was primarily due to an increase in the number of clients using our service as we added four additional vertical employment catagories in 1999 and approximately doubled our membership profile database. In addition, revenue increased as a result of increased sales force headcount, improved sales force productivity, increased sales and marketing efforts, increased search transaction fees, a larger number of strategic alliances and an increase in search transactions per client.

    COST OF REVENUE. Cost of revenue increased 28% from $0.9 million in 1998 to $1.2 million in 1999 reflecting a rapid increase in the number of research associates from three at the beginning of 1998 to 11 at the end of 1998. The higher cost in 1999 reflects the increased number of research associates during the entire period. Our gross margin increased from 56% in 1998 to 74% in 1999 reflecting increased productivity of our research associates.

    SALES AND MARKETING EXPENSE. Sales and marketing expense increased 79% from $5.6 million in 1998 to $10.0 million in 1999. The increase in sales and marketing expense was due primarily to an increase in sales and marketing personnel, including the establishment of a telesales department, costs related to the continued development of our marketing and branding campaigns, expenses related to the launch of four vertical employment categories and expenses related to growth in the number of strategic alliances. In addition, sales and marketing expense is expected to increase as we launch additional vertical employment categories, grow the size of our membership database through new marketing campaigns and create brand awareness.

    ENGINEERING EXPENSE. Engineering expense increased 18% from $1.2 million in 1998 to $1.4 million in 1999. The increase in engineering expense was due primarily to increases in employee headcount and consulting and contractor expenses. We expect engineering expense to increase in absolute dollars but to decrease as a percentage of revenue as we spread our engineering costs over a larger revenue base. The increase in engineering expense will result from further development of the JobCast technology and expenses related to the addition of new vertical employment categories.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased 45% from $0.8 million in 1998 to $1.2 million in 1999. The increase in general and administrative expense was due primarily to increases in compensation expenses caused by a larger number of employees and increases in professional fees. We expect general and administrative expense to increase as we hire additional personnel and incur additional costs necessary to manage the anticipated growth of our business. We anticipate general and administrative expense to decrease as a percentage of revenue as we spread general and administrative expense over a larger revenue base.

    STOCK-BASED COMPENSATION EXPENSE. We recorded $0.5 million of stock-based compensation expenses in 1998 and $1.4 million in 1999. This represents the amortization of deferred stock-based compensation, net of options forfeited, recorded in connection with stock options granted below the market value determined for accounting purposes.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    REVENUE. Our revenue increased 352% from $0.5 million in 1997 to $2.1 million in 1998. The increase in total revenue was primarily due to an increase in the number of clients using our service as a result of a significant increase in salespersons and increases in marketing expenses to generate a larger member base and client base.

    COST OF REVENUE. Cost of revenue increased 228% from $0.3 million in 1997 to $0.9 million in 1998 primarily due to an increase in research associate staffing to service the large increase in customers and revenue. Our gross margin increased from 40% to 56% reflecting greater productivity of the research associates.

    SALES AND MARKETING EXPENSE. Sales and marketing expense increased 363% from $1.2 million in 1997 to $5.6 million in 1998. The increase in sales and marketing expense was due primarily to an increase in sales and marketing personnel to increase our market penetration and to increase the size of our member base. Sales compensation increased more than tenfold in 1998 versus 1997 as we employed salespersons in 12 new geographic locations and increased our sales force from one at December 31, 1997 to 20 at December 31, 1998. In 1998, we began to create strategic alliances with numerous entities to whom we compensate for helping us find new members. Spending in 1998 for member marketing to each of the four vertical employment categories increased more than four times over that spent in 1997. We also substantially increased the marketing of our brand in 1998.

    ENGINEERING EXPENSE. Engineering expense increased 82% from $0.7 million in 1997 to $1.2 million in 1998. The increase was primarily attributable to increases in engineering employees and consultants employed to further the development of the vertical employment categories.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased 200% from $0.3 million in 1997 to $0.8 million in 1998. The increase was primarily caused by an increased number of employees and increases in professional fees.

    STOCK-BASED COMPENSATION EXPENSE. We recorded $0.1 million of stock-based compensation expense in 1997 and $0.5 million in 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited quarterly statement of operations data for each of our four most recent quarters, both in dollars and as a percentage of revenue for each quarter. In our opinion, this information has been prepared on the same basis as the audited financial statements contained in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, we consider necessary for fair presentation in accordance with generally accepted accounting principles. This information should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus. Our quarterly operating results have fluctuated and may continue to fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for any future quarter or full year.

                                                                          THREE MONTHS ENDED
                                                              -------------------------------------------
                                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                                1999        1999       1999        1999
                                                              ---------   --------   ---------   --------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................   $   612    $   944     $ 1,328    $ 1,562
Cost of revenue.............................................       227        253         298        380
                                                               -------    -------     -------    -------
    Gross profit............................................       385        691       1,030      1,182
Operating expenses:
  Sales and marketing.......................................     1,577      1,763       3,004      3,647
  Engineering...............................................       299        297         328        489
  General and administrative................................       195        267         377        354
  Stock-based compensation..................................       255        362         370        392
                                                               -------    -------     -------    -------
    Total operating expenses................................     2,326      2,689       4,079      4,882
                                                               -------    -------     -------    -------
Loss from operations........................................    (1,941)    (1,998)     (3,049)    (3,700)
Interest income, net........................................        38         23          24        237
                                                               -------    -------     -------    -------
  Net loss..................................................   $(1,903)   $(1,975)    $(3,025)   $(3,463)
                                                               =======    =======     =======    =======

AS A PERCENTAGE OF REVENUE:
Revenue.....................................................     100%       100%       100%       100%
Cost of revenue.............................................      37         27         22         24
                                                                ----       ----       ----       ----
    Gross profit............................................      63         73         78         76
Operating expenses:
  Sales and marketing.......................................     258        187        226        234
  Engineering...............................................      49         31         25         31
  General and administrative................................      32         28         28         23
  Stock-based compensation..................................      42         38         28         25
                                                                ----       ----       ----       ----
    Total operating expenses................................     381        284        307        313
                                                                ----       ----       ----       ----
Loss from operations........................................    (318)      (211)      (229)      (237)
Interest income, net........................................       6          2          2         15
                                                                ----       ----       ----       ----
  Net loss..................................................    (312)%     (209)%     (227)%     (222)%
                                                                ====       ====       ====       ====

    We have experienced increasing revenue throughout this period, which has been primarily attributable to an increase in the number of clients using our service. This increase is a result of the addition of new vertical employment categories, increased sales force headcount, increased sales and marketing efforts, a larger number of strategic alliances and an increase in successful search transactions per client as a result of our growing member base.

    Cost of revenue has generally increased each quarter even though the number of research associates remained relatively constant. These increases were caused by larger allocations of facilities expenses and increases in commissions paid to employees, strategic alliances and affiliates as our revenue increased throughout this period. Gross margin has generally increased during this period because of increased productivity of our research associates.

    Total operating expenses have increased throughout these periods. The largest component of operating expenses was attributable to sales and marketing, reflecting an increase in the size of our sales force and increased expenditures to add four new vertical employment categories which were introduced in the third and fourth quarters of 1999. Increases in the fourth quarter of 1999 also include expenses related to developing our recently introduced Cruel World brand.

    Our results of operations in the future could fluctuate from quarter to quarter due to a number of factors, including the number of successful searches in the quarter and fees and commissions we pay. Our expenditures are relatively fixed and do not vary significantly with changes in our revenue. Accordingly, if revenues fall below our expectations, we may not be able to reduce our spending rapidly enough.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through private sales of preferred stock. Since June 1996, we have received $34.8 million in equity funding. As of December 31, 1999, we had $16.9 million in cash and cash equivalents.

    Net cash used in operating activities totaled $1.9 million in 1997, $5.8 million in 1998 and $7.7 million in 1999. Cash used in operating activities resulted from net operating losses in each of the periods, offset in part by increases in deferred revenue, and other non-cash expenses. Other non-cash expenses consisted of the forgiveness of notes receivable from stockholders, stock based compensation, and depreciation.

    Net cash used in investing activities totaled $0.2 million in 1997, $0.5 million in 1998 and $0.4 million in 1999. These increases resulted from the acquisition of capital assets, including hardware for our Web site, and computer and office equipment to accommodate our increased number of employees.

    Cash provided by financing activities totaled $3.6 million in 1997, $9.5 million in 1998 and $19.5 million in 1999. These increases resulted primarily from the proceeds received from the issuance of preferred stock.

    In October 1998 the company converted a line of credit with Silicon Valley Bank to a term loan of $269,000. This loan is being repaid over 36 months with interest payable at prime rate plus two percentage points. As of December 31, 1998 and 1999 the outstanding balances of the loan were $261,000 and $186,000, respectively.

    We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next
12 months. Consistent with our growth, we have experienced a significant increase in our sales and marketing expenses. We anticipate that these increases will continue for the foreseeable future as we continue to increase the size of our member base and our client base. In addition, we will continue to evaluate possible investments in businesses, products and technologies, which would increase our cash requirements.

    Although we currently believe that we have sufficient capital resources to meet out anticipated working capital and capital expenditure requirements beyond the next 12 months, unanticipated events and opportunities may require us to issue additional equity or debt securities or increase our credit facilities to meet our capital requirements. If we sell additional equity or convertible debt securities, the sale could dilute the ownership of our existing stockholders. If we issue debt securities or establish a new credit facility, our fixed obligations could increase and result in operating covenants that would restrict our operations. We cannot be sure that any such financing will be available in amounts, or on terms acceptable to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    We do not currently hold any derivative instruments and do not engage in hedging activities. We have a small term loan with a variable interest rate. We have not entered into any transaction denominated in a foreign currency. Thus, our current exposure to interest rate and foreign exchange fluctuations is minimal.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133"). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction. The effective date is January 1, 2001 for the Company. We hold no derivative instruments and management does not currently expect that adoption of FAS 133 will have any impact on our financial position or results of operations.

    On December 3, 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. The SAB identifies four basic criteria that must be met before revenue can be recognized. These criteria are:

    (1) persuasive evidence that an arrangement exists;

    (2) delivery has occurred or services have been rendered;

    (3) the seller's price to the buyer is fixed or determinable; and

    (4) collectibility is reasonably assured.

    We have already adopted the SAB and our revenue recognition policies are in accordance with the provisions of the bulletin.

    In March 2000, the Emerging Issues Task Force issued EITF Abstract
No. 00-2, ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS, regarding the accounting for costs incurred to develop a Web site. The Abstract is effective for fiscal quarters beginning after June 30, 2000. We do not expect adoption of the Abstract to have a significant impact on our financial position or results of operations.

YEAR 2000 DISCLOSURE

    Many existing computer programs were designed and developed without addressing the impact of the change in the century. Prior to the end of 1999, we completed a review of the year 2000 compliance for our internally developed proprietary software. To date, we have not experienced any year 2000-related problems with our internally developed software or our third-party supplied software and computer systems, and we are not aware of any failure by our third-party suppliers to be year 2000 compliant that could impact our business or operations. However, such problems or failures could arise or become apparent in the future, and any such problems or failures could have negative consequences for us. Such consequences could include difficulties in operating our Web site effectively or conducting other fundamental parts of our business.

                                    BUSINESS

OVERVIEW

    We are a leading Internet-based recruiting service that uses database and email marketing techniques to rapidly and cost-effectively match our clients' career opportunities with qualified and interested candidates from our large membership of professionals. Our proprietary JobCast technology matches candidates with each career opportunity and contacts a targeted group of potentially interested members using permission-based email. Within five business days, we begin delivering to our clients a pre-specified number of candidate resumes, providing a compelling recruiting solution compared to Internet job boards and traditional executive search firms. Our service is free for our members and is also designed to protect the confidentiality of our members and clients. As of March 31, 2000, we had over 200,000 registered member profiles, organized into seven vertical categories in which members share common characteristics, such as a particular degree or industry expertise. We have conducted search transactions for approximately 1,000 clients, including Charles Schwab & Co., Chemdex, eBay and Gateway.

INDUSTRY BACKGROUND

    Today's labor market is characterized by a shortage of available talent and frequent employee turnover. In the current business environment, there is intense competition for skilled workers, particularly mid-level professionals. Additionally, the advent of the Internet is increasing the pace of business and requiring companies to expedite the hiring process. These issues have caused many companies to increase their focus on recruiting and their level of recruitment spending.

    According to Kennedy Information LLC, a leading recruitment industry research service, spending for global recruiting services reached $27 billion in 1999, with $5 billion spent on senior-level executive search services, $8 billion spent on mid-level executive search services, $14 billion spent on newspaper or print classified advertising and $280 million spent on Internet-based recruitment. According to Forrester Research, the market for Internet-based recruitment will reach $7.1 billion by 2005, representing 15% of the estimated total global recruitment market at that time. In addition to these expenditures on external recruiting services, companies incur significant costs through the internal efforts of their human resources departments or other employees who manage the recruitment process and experience lost productivity due to unfilled positions.

TRADITIONAL RECRUITMENT MARKET

    Historically, companies have relied on a variety of traditional recruiting methods such as executive search firms, classified and print advertisements, job fairs and on-campus recruiting. As an extension of a company's human resources department, executive search firms deliver pre-screened, mid-level and senior-level candidates, and typically charge fees equivalent to 20-35% of the candidate's first year compensation. Newspaper classifieds allow companies to broadcast job opportunities and gather resumes for positions at all levels from a wide audience of subscribers. Job fairs allow companies to actively advertise their merits and job opportunities as well as interact informally with potential candidates. On-campus recruiting events allow companies to pre-screen and interview candidates at universities.

    Although part of a well-established industry, each of the traditional recruiting methods suffers from specific limitations including the following:

    - TRADITIONAL EXECUTIVE SEARCH FIRMS provide access to a limited applicant pool, charge a high placement fee and have a hiring cycle of up to six months.

    - CLASSIFIED AND PRINT ADVERTISEMENTS primarily reach active job seekers within a narrow geographic area.

    - JOB FAIRS provide employers with only a self-selected group of candidates as well as limited time to pre-screen and evaluate candidates.

    - ON-CAMPUS RECRUITING requires companies to visit multiple campuses, which is costly and time consuming. In addition, on-campus recruiting may only be appropriate for entry-level positions.

    These limitations have led to the emergence of Internet-based recruiting services.

INTERNET-BASED RECRUITMENT MARKET

    The Internet has become a global medium allowing millions of people worldwide to interact online and share information, communicate and conduct business electronically. The popularity of the Internet and its efficiencies have resulted in the proliferation of a number of new Internet-based recruiting services, as well as a rapid increase in the number of employers utilizing these services. Forrester Research estimates that nearly 124,000 companies in the United States will utilize the Internet to recruit employees by 2003, up from 24,000 in 1998.

    Job boards are currently the primary method of Internet-based recruiting. Typically, companies pay a fee to post their job opportunities on a job board's Web site in order to reach a wide audience of potentially interested candidates. Job seekers must actively visit a job board's Web site, where they can typically search through job opportunities based on limited criteria, such as keywords or geographic location. Candidates who visit job boards may also have the option of posting their resume, creating a database of resumes that a job board's clients can search for a fee. Posting openings on job boards can be an attractive alternative to traditional recruiting methods due to potential cost savings, shorter time-to-hire cycles and the ability to reach a large audience.

LIMITATIONS OF INTERNET JOB BOARDS

    Despite providing advantages over traditional recruitment methods, Internet job boards have failed to fully address the evolving needs of the recruitment market. We believe that most Internet job boards suffer from the following limitations:

FOCUS ON ACTIVE JOB SEEKERS.

    Internet job boards inherently appeal to individuals actively seeking a new job, as candidates must proactively seek out the Web site to search for opportunities. Since Forrester Research estimates that only 29% of online users are active job seekers, Internet job boards are not visited by the majority of online users. In addition, many corporate recruiters believe that passive job seekers are the most desirable candidates. However, passive job seekers are unlikely to regularly search through job postings on job boards.

INABILITY TO PERFORM HIGHLY TARGETED SEARCH TRANSACTIONS.

    Most Internet job boards offer limited or no screening capabilities for recruiters. These Web sites may have a large database of resumes or large numbers of visitors each month, but they may lack the ability to precisely match employment opportunities with qualified candidates. Of the Internet-based services that offer some form of screening or searching, the technical burden of the search process is left to the recruiter and search results are dependent on each recruiter's ability to successfully navigate the job board.

FEW PERFORMANCE-BASED PRICING MODELS.

    Most Internet job boards charge companies to list openings for a fixed period of time, with no assurance that the advertised position will be considered by qualified candidates.

UNSPECIFIED DELIVERY OBJECTIVES.

    Most Internet job boards do not specify or guarantee a time frame in which clients will receive a response to their job posting, resulting in uncertainty as to when, if ever, the search will be completed.

LIMITED CONFIDENTIALITY AND DISCRETION.

    Internet job boards generally do not allow candidates to restrict access to their resumes or allow companies to discreetly post job openings. Candidates who post their resume to a job board risk being discovered by their current employer. Job boards that give candidates the option to restrict access to their resume often block the viewing of that resume by potential employers, minimizing the chance of a successful placement. In addition, companies that post their job opportunities on job boards can potentially expose sensitive business or strategic information to their competitors and the overall market.

CRUEL WORLD SOLUTION

    We deliver to our clients a pre-specified number of interested candidate resumes based on qualifications determined by our clients. After our proprietary JobCast technology matches members in our database with our clients' requested qualifications, our system automatically emails a description of the job opportunity to each pre-qualified member to assess his or her interest in the job. Interested members email their resumes to us and we review the candidate resumes to ensure the matches are appropriate. We then begin delivering candidate resumes to the client via email within five business days. Our process is cost-effective, confidential and requires minimal effort by our clients.

                    [DIAGRAM ILLUSTRATING MATCHING PROCESS]

MEMBER EXPERIENCE

    We are dedicated to providing a recruiting service specifically designed for professionals. Our typical member is currently employed, and is likely to have at least a bachelors degree, significant work experience and a relatively high income level. We appeal to passive job seekers through our profile-based registration model that is free, convenient and offers attractive, tailored career opportunities. Our services provide the following benefits to our members:

EASE OF USE FOR PASSIVE JOB SEEKERS.

    Through our profile-based registration process, our members are able to specify the types of career opportunities in which they have an interest. The one-time registration process takes approximately 20 to 30 minutes, after which members can update their profile as desired. Members receive an email when a career opportunity that matches the member's interests and qualifications becomes available. Interested members indicate their interest in a specific opportunity by emailing a current resume.

HIGHLY TARGETED CAREER OPPORTUNITIES.

    We email our members highly targeted career opportunities that match their qualifications and indicated areas of interest. This targeting allows passive job seekers to minimize the time spent sifting through inappropriate and unwanted job listings. Our service keeps members informed about potential career opportunities without inundating them with irrelevant data or requiring regular searches of Internet job boards.

MEMBER TRUST AND CONFIDENTIALITY.

    To enhance the confidential nature of the employment search process, we do not maintain an open database that can be searched by either members or clients. Potential employers receive a member's resume only after the member responds affirmatively to the career opportunity presented in an email message. This level of privacy provides a substantial advantage over many Internet job boards that post resumes and jobs online for anyone to access at any time. In addition, we do not sell members' personal information to third parties.

CLIENT EXPERIENCE

    Our unique business model provides clients with a cost-effective and timely recruiting solution. Our clients include Fortune 500, middle-market and emerging growth companies and traditional executive search firms. Our services provide the following benefits to our clients:

ACCESS TO A LARGE AND DESIRABLE MEMBERSHIP OF PASSIVE JOB SEEKERS.

    We have over 200,000 registered member profiles, organized into seven vertical employment categories, that are available to match our clients' career opportunities. During a one-time registration process, each member provides key information that is not typically contained in their resume, such as desired compensation, job type, geography and industry. Our typical member is a mid-level professional with over seven years of work experience and an annual income of over $70,000. Over 50% of our profiled members hold graduate degrees. Our members want to be kept aware of career opportunities but may not be actively seeking a new job and do not have the time or inclination to proactively search through Internet job boards or pursue other time consuming career searches. Through our service, employers can target these mid-level professionals, who are difficult to reach and were previously accessible only through traditional executive search firms.

DELIVERY OF QUALIFIED AND INTERESTED CANDIDATES.

    Unlike Internet job boards, we do not inundate our clients with resumes that do not match their specified criteria. Using our proprietary JobCast technology, our member database and the assistance of our research associates, we are able to match qualified and interested candidates with our clients' career opportunities. Interested members respond affirmatively to a job opportunity by emailing us a copy of their resume. We aggregate the resumes, screen them to ensure quality control of the matching process and deliver them via email to our client.

RAPID DELIVERY OF CANDIDATE RESUMES.

    Within five business days of receiving a career opportunity from our client, we begin delivering resumes of candidates that match the job specifications and who have expressed an interest in the position. Interviews can be set up immediately thereafter. Compared to other Internet-based recruiting methods that require clients to sort through numerous unqualified resumes, our service takes significantly less time for the client to identify and begin processing viable candidates. We believe this is one of the fastest recruiting methods available from initiating a search to conducting an interview.

REQUIRES MINIMAL TIME INVOLVEMENT BY OUR CLIENTS.

    We enable clients to outsource their recruitment screening and initial selection process to us. Clients simply provide a detailed description of the career opportunity to us, and we deliver qualified and interested candidate resumes from whom the client can choose to interview.

HIGHLY COST-EFFECTIVE RECRUITING SOLUTION.

    We believe that, on a cost-per-hire basis, our service is a highly cost-effective recruiting solution. In addition, our service can reduce indirect costs associated with the recruiting process by freeing up the resources of the client's human resource department and other personnel who manage the recruiting process.

DISCREET AND LIMITED CIRCULATION OF CAREER OPPORTUNITIES.

    Our proprietary technology and closed member database ensure that clients' career opportunities are viewed only by a limited number of pre-qualified members and not by the population at large. Neither clients nor members have access to search our database and we do not post job descriptions like Internet job boards. This system reduces the likelihood of our clients' competitors obtaining sensitive recruiting data such as types of open positions and detailed job descriptions.

CRUEL WORLD STRATEGY

    Our objective is to strengthen our position as a leading Internet-based recruiting service. To achieve this objective, we will continue to acquire and retain members for our database of professionals and attract new clients. By establishing a long term, trusted relationship with our members we will continue to monetize their profiles over the span of their mid-career years by selling highly targeted search transactions to our clients. The key elements of our strategy include:

UTILIZING STRATEGIC ALLIANCES TO EXPAND OUR MEMBERSHIP AND CLIENT BASE.

    In order to attract new members and clients we intend to add to our existing strategic alliances. To date, we have developed strategic alliances with leading universities, print publications and applicant tracking systems. We also have over 1,000 Web sites in the Cruel World Affiliate Program. We will continue to establish and expand strategic alliances, focusing on potential alliances that will complement our current and future vertical employment categories and drive high quality candidates to our Web site. We may also pursue acquisitions and joint ventures that will drive traffic to our site or help to expand our membership database and number of clients.

INCREASING AWARENESS OF THE CRUEL WORLD BRAND.

    Given the competitive nature of the Internet-based recruitment market, we believe that establishing the Cruel World brand is critical to our ultimate success. We intend to continue to build brand awareness through traditional and Internet media channels including consumer and trade print advertising, outdoor and broadcast placements, public relations campaigns, referral programs, direct mail, Internet banner ads and participation in strategic industry events. In addition, we intend to reinforce our brand identity with existing members and clients through ongoing communications. We also plan to continue to encourage our members and clients to promote our business through viral marketing efforts.

INTRODUCING NEW VERTICAL EMPLOYMENT CATEGORIES.

    We currently offer recruiting services in seven vertical employment categories. We intend to introduce additional employment categories that we believe will appeal to a broader audience of professionals and increase our member database. The addition of professionals within these vertical employment categories will help us to address a larger proportion of our clients' hiring needs.

ENHANCING JOBCAST TECHNOLOGY.

    We intend to continue to improve the efficiency and functionality of our proprietary technology that matches our clients' career opportunities with qualified members from our database of membership profiles. This will help support our growth and better serve our members and clients. We also intend to enhance the automation of our career matching technology to increase the productivity of our research associates.

OFFERING ADDITIONAL PRODUCTS AND SERVICES.

    We intend to introduce additional career related products and services for both members and clients. For example, we plan to offer our members content and information that will help them proactively manage their careers. We also intend to offer our clients new and improved services designed to enhance their ability to recruit and retain employees.

EXPANDING INTERNATIONALLY.

    We intend to expand internationally to attract additional members and clients. We may accomplish this by growing internally or by effecting strategic alliances, investments or licensing arrangements that enhance our appeal to passive job seekers and potential clients in targeted markets outside the United States.

CRUEL WORLD SERVICES

HIGHLY TARGETED CAREER EMAILS FOR MEMBERS.

    We deliver highly targeted email messages that contain career opportunities to our members. We deliver emails only to members who meet the client's search requirements and have elected to receive opportunities from us. A typical email received by a candidate includes the job title and description, client name and description and geographic location.

    We currently serve members in seven vertical employment categories. Each category has its own unique registration process that is designed to collect relevant data from the members in the particular category. In addition, we send our members a monthly email newsletter specifically tailored to their career interests.

    The following is a description of each vertical employment category in order of their introduction:

VERTICAL EMPLOYMENT CATEGORY     TARGET MEMBERSHIP
----------------------------     -----------------
MBAs                             Alumni and students of graduate business school
                                 programs

Software Developers              Computer software developers and information
                                 technology professionals

Marketing                        Marketing professionals including marketing
                                 communications, advertising, brand management,
                                 direct marketing and public relations
                                 professionals

Sales High-technology sales and business development professionals

Database Developers              Computer software developers and information
                                 technology professionals, specializing in
                                 database languages

Java Developers                  Computer software developers and information
                                 technology professionals, specializing in Java

Finance                          Finance and accounting professionals

CANDIDATE MATCHING SERVICES FOR CLIENTS.

    We deliver resumes from qualified and interested candidates to our clients based on their expressed hiring needs and job criteria. The client initiates the candidate matching process by submitting a career opportunity that outlines the essential requirements a qualified candidate must possess such as specific skill sets, education, work experience, geographic location or willingness to travel. The client consults with one of our research associates, each of whom has previous recruiting experience, to structure a job profile that will achieve optimal results from the candidate matching service. Based on this customized job profile, our proprietary matching technology utilizes sophisticated algorithms to automatically filter and match the most appropriate candidates from our database of over 200,000 member profiles. We provide our clients with resumes of candidates that most closely match the client's job criteria and who express interest in the position. Our matching process ensures clients will only receive candidate resumes that meet all of their essential criteria, thus eliminating a significant portion of the pre-interview screening process.

    Clients can purchase our services on a per-transaction basis or as part of a multiple search subscription. For the quarter ended December 31, 1999, approximately 40% of our revenue was generated by search transactions purchased as part of subscriptions. Subscriptions provide a volume discount to clients for committing to conduct a specific number of search transactions within a six to 12 month period. Increasingly, our clients are converting from purchasing search transactions on a per-transaction basis to subscriptions. Numerous clients have renewed their subscriptions, providing us with a recurring source of revenue. We believe this pricing model is a valuable sales tool that helps us earn a greater percentage of our clients' recruiting budgets.

MARKETING

    Our marketing strategy is designed to promote member and client acquisition and build awareness of our brand. We market our services to prospective members and clients through both Internet and traditional media channels including direct mail, print advertising, broadcast advertising, opt-in email campaigns, industry trade shows and conferences, Internet banner ads and public relations events. In addition, we encourage our members and clients to help us promote our services through viral marketing efforts. We also utilize strategic alliances to acquire new members and clients for our vertical employment categories.

STRATEGIC ALLIANCES

    We have a broad array of strategic alliances which are intended to cost-effectively drive qualified members and new clients to our Web site.

MARKETING ALLIANCES

    Our marketing alliances refer members and client sales leads to us. Typically, we pay our alliances a one time fee for referring each new member who completes a registration profile. We also pay fees equal to a percentage of the gross revenue generated by referred clients who conduct successful search transactions with us. In most cases, these marketing alliances can be terminated on 30 days notice. Our marketing alliances include:

CRUEL WORLD AFFILIATE PROGRAM.

    We have alliances with over 1,000 Web sites, such as AllBusiness.com, DevX.com, NationJob.com, Sales.com and SVB.com. These affiliates refer new members and clients to us.

PRINT PUBLICATIONS.

    We have alliances with various print publications such as RED HERRING, CFO MAGAZINE and SQL SERVER MAGAZINE. Many of these publications send new members and clients to us through links on co-branded Web sites or dedicated toll-free telephone numbers. We also run special direct mail promotions targeted to the print publications' subscribers.

ALUMNI ASSOCIATIONS AND STUDENT PLACEMENT CENTERS.

    Through our alliances with over 100 educational institutions, we are able to attract highly educated individuals as new members. We have been successful in creating personal relationships with many top graduate schools, thereby creating a substantial first-to-market advantage. Many of these institutions allow us to send co-branded direct mail to their alumni and current students. Examples include Graduate School of Business at Stanford University, Kellogg Graduate School of Management at Northwestern University and The Wharton School at University of Pennsylvania.

APPLICANT TRACKING SYSTEMS.

    We have several alliances with software application providers that allow corporations to manage their internal database of resumes and track candidates through their recruiting process. These applicant tracking systems, such as HireSystems, Resumix and Webhire, refer new clients to us when their customers' existing internal resume databases do not contain suitable candidates.

CONTENT ALLIANCES

    Our content alliances expand the range of services we offer to our members and clients. These services can assist in educating our members and allow us to build our reputation as career management experts. Typically, we include links to these services on our Web site and earn a fee for referring members and clients to these services. Our content alliances include HomeFair.com, a provider of salary and relocation calculators and WetFeet.com, a provider of information about companies, industries and careers.

SALES

    We sell our services through a direct sales organization dedicated to developing and maintaining close relationships with human resource managers and hiring managers. As of March 31, 2000, we had 24 full-time sales employees. This group includes both telesales, based in Palo Alto, California, and field sales, based in the eight key employment markets of Atlanta, Austin, Boston, Chicago, Los Angeles, New York, San Francisco and Seattle. Our sales force is organized geographically and we plan to increase the size of our sales force to further increase coverage. Our sales force and research associates also fulfill client support services by following-up with clients after each search transaction to address customer satisfaction issues.

TECHNOLOGY AND INFRASTRUCTURE

    To support our products and services we have developed and implemented a number of technologies, including a proprietary Internet recruitment technology, JobCast, and a comprehensive systems infrastructure.

PROPRIETARY JOBCAST TECHNOLOGY.

    We have developed JobCast technology to automate most of the researching, targeting, matching, candidate contact, results compilation and candidate delivery functions performed by traditional recruiters. After capturing detailed information from our database of registered member profiles, our JobCast technology utilizes proprietary algorithms to search and automatically match career opportunities to qualified member profiles. The JobCast technology then automatically emails career opportunities to qualified members and retrieves and processes their responses. In some cases, we may seek to contact a qualified member by telephone or mail if we do not have their current email address.

SYSTEMS INFRASTRUCTURE.

    Our systems have been designed to be scalable as our business grows and to allow for rapid deployment of multiple vertical employment categories while maintaining the reliability necessary for our business. Through the use of parallel servers, our system architecture is designed to handle significant growth without the need for substantial reconfiguration. As additional capacity is required servers can be rapidly added to the system. Our parallel server configuration is designed to minimize the probability of a total system outage because the failure of a single server should not compromise the whole system. Our technology platform uses industry standard technologies to maximize reliability and expendability. Our systems are based on the Microsoft NT and Microsoft SQL Server environment. For our Web site, we utilize JavaScript and Active Server Pages.

    We maintain software and data reliability through a variety of processes and quality assurance procedures. We have adopted procedures such as daily database backups with offsite data storage.

CLIENTS

    Our clients consist of national and regional companies in a broad range of industries, including technology, Internet, media and communications, financial services and consulting. Our client base has rapidly expanded during the past year. As of March 31, 2000, we have conducted search transactions for approximately 1,000 clients. For the 12 months ended December 31, 1999, none of our clients accounted for more than 5% of our revenue.

    The following is a representative selection of our clients:

         TECHNOLOGY                      INTERNET                      CONSULTING
-----------------------------  -----------------------------  -----------------------------
Agilent Technologies           AltaVista                      Andersen Consulting
Compaq Computer                Chemdex                        Booz Allen & Hamilton
Gateway                        E-Stamp                        Cambridge Management
Hewlett-Packard                Exactis.com                    Consulting
Intel                          Excite@Home                    Diamond Technology Partners
Intuit                         Juno Online Services           iXL Enterprises
PeopleSoft                     Netcentives                    Pittiglio Rabin Todd &
                                                              McGrath
Siebel Systems                 pcOrder.com
Sun Microsystems               PlanetRx

     FINANCIAL SERVICES           MEDIA & COMMUNICATIONS                  OTHER
-----------------------------  -----------------------------  -----------------------------
Charles Schwab & Co.           AT&T                           Gap
Wells Fargo                    Cablevision                    Polaroid
Citigroup                      Tribune Company                Royal Caribbean Cruises
First USA                      U S WEST                       Toyota Motor Sales
Visa USA                       Walt Disney Company

    Each of the clients in the table above has accounted for at least $8,000 in revenue since January 1, 1999, and in the aggregate these clients have accounted for over $1.2 million in revenue since January 1, 1999.

    In addition, we serve traditional executive search firms seeking to minimize the effort associated with the candidate identification phase of the search process and broaden their access to high quality candidates.

COMPETITION

    The market for Internet-based recruiting services is relatively new, intensely competitive, highly fragmented and rapidly evolving. We compete against Internet job boards, such as Monster.com and HotJobs.com, as well as traditional media companies such as newspapers, magazines and trade publications and large Internet portals that offer job boards and other recruiting services. We also compete with traditional recruiting services for a share of employers' total recruiting budgets, some of which are developing Internet strategies and are attempting to migrate a portion of their business online. We expect to face additional competition as other established and emerging companies, including print media companies and executive search firms with established brands, enter the Internet-based recruitment market. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive solutions.

    To compete successfully, we must continue to attract and retain members and clients, keep our database current and successfully conduct more candidate search transactions. Several factors affect our ability to attract and retain members and clients, such as the time and effort necessary to register for our service and to update the member's profile, the belief that membership will be beneficial, the fees charged for our search transactions, the percentage of successful placements that result from our search transactions and the cost and success rate of similar recruiting services through the Internet or competing media.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    There is an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, Internet content regulation and user privacy. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing.

    INTERNET PRIVACY. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals accessing Web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, our efforts may not conform with regulations adopted by these agencies. In addition, these regulatory and enforcement efforts might adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to compile member profiles and conduct our services.

    DOMAIN NAMES. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. We own the "cruelworld.com," "careercentral.com," "jobcast.com" and "mbacentral.com" domain names. There can be no assurance that our domain names will not lose their value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

    JURISDICTIONS. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in the San Francisco Bay area, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states that could subject us to taxes and other regulations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Our success and ability to compete depends significantly on our internally developed proprietary technology and on our brand and marks. We do not have any patents. We rely upon trademark and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties to establish and protect our proprietary rights. We pursue the registration of our trade and service marks in the United States and internationally. We have registered trademarks for "Cruel World,"
"MBA Central," "Career Central," "JobCast," "Career Central for MBAs," "Career Central for Marketing" and "Career Central for Developers" in the United States and most of which are registered in Canada. We are also pursuing similar trademarks utilizing our Cruel World brand. We cannot assure you that any of our trademark registrations will be approved or granted or, if granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. If the registration of any of our trademarks are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we will be able to enter into arrangements on commercially reasonable terms to allow us to continue to use such trademark. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

    In addition, we seek to protect our proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights if there is any unauthorized use or disclosure of our proprietary information or if our employees, consultants, advisors or others fail to maintain the confidentiality of our proprietary information. We also cannot assure you that our proprietary information will not otherwise become known, or be independently developed, by competitors.

EMPLOYEES

    As of March 31, 2000, we employed 91 people, including 55 in sales and marketing, 14 in operations, 12 in engineering and 10 in general and administration. All of our employees are full-time. We believe that we maintain good relations with our employees.

FACILITIES

    We are currently leasing 8,544 square feet of office space in Palo Alto, California, 66,000 square feet of office space in Sunnyvale, California, and 1,000 square feet of office space in New York, New York. Our Palo Alto lease expires in 2003 and our Sunnyvale lease expires on April 2007. We plan to move to the Sunnyvale, California facility in May 2000. We believe that this facility will meet our space requirements for the near future.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table sets forth information with respect to our executive officers, directors and other key employees as of March 31, 2000.

NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Jeffrey Hyman (1)....................     32      President and Chief Executive Officer, Chairman of the
                                                  Board of Directors
Lun Yuen (1).........................     34      Chief Technology Officer
Heather Martin Maier (1).............     44      Chief Operating Officer
Sanford Fitch (1)....................     59      Senior Vice President of Finance and Chief Financial
                                                  Officer
Michael Foley........................     40      Vice President of Marketing
Heidi Jackman........................     33      Vice President of Community and Marketspace Strategy
Frank McNear.........................     53      Vice President of Operations
Thomas Ryan..........................     43      Vice President of Engineering
Alicia Saribalis.....................     41      Vice President of Sales
Bradley Feld.........................     34      Director
Patrick Kenealy (2)..................     40      Director
Piers Marmion (2)(3).................     41      Director
Lee Isgur (2)(3).....................     62      Director

------------------------

(1) Executive Officer

(2) Member of Audit Committee

(3) Member of Compensation Committee

EXECUTIVE OFFICERS

    JEFFREY HYMAN co-founded the company in May 1996 and has served as our President, Chief Executive Officer and Chairman of the Board since that time. From July 1995 to April 1996, Mr. Hyman served as Marketing Manager for New Products at Intuit Incorporated. From 1990 to 1994, Mr. Hyman served in a variety of Marketing, Sales and Product Development positions with Black & Decker Corporation. Mr. Hyman holds a Masters in Management (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Economics from the Wharton School of Finance at the University of Pennsylvania.

    LUN YUEN co-founded the company in May 1996 and has been our Chief Technology Officer since November 1999. From November 1998 to November 1999,
Mr. Yuen served as our Senior Vice President of Engineering. From May 1996 to November 1998, Mr. Yuen served as our Vice President of Engineering. From
May 1988 to June 1996, Mr. Yuen served in several technology and management roles at Intuit Incorporated. Previously, Mr. Yuen served as a software engineer at Bell Laboratories. Mr. Yuen holds an M.S. in Computer Science from Stanford University, a B.S. in Electrical Engineering and Computer Science from the University of California at Berkeley and a B.A. in Economics from the University of California at Santa Cruz.

    HEATHER MARTIN MAIER joined the company in July 1998 and has been our Chief Operating Officer since October 1999. From December 1998 to September 1999,
Ms. Martin Maier served as our Senior Vice President of Marketing and Operations and from July 1998 to December 1998, as our Senior Vice President of Marketing. From March 1996 to June 1998, Ms. Martin Maier served as a Senior Vice President at Wells Fargo Bank. From September 1988 to February 1996, Ms. Martin Maier served in several positions at PC World Communications including as Senior Vice President of Circulation and

Research. Ms. Martin Maier holds an M.B.A. from New York University and a B.A. from Connecticut College.

    SANFORD FITCH has been our Senior Vice President of Finance and Chief Financial Officer since March 2000. From June 1999 to October 1999, Mr. Fitch served as Vice President, Finance and Operations and Chief Financial Officer of MadeToOrder.com, a business to business e-commerce company focusing on personalized products for business promotions. From December 1994 to October 1998, Mr. Fitch served as Senior Vice President of Finance and Operations and Chief Financial Officer of Conceptus, Inc., a medical device company. Mr. Fitch has also served as Vice President of Finance and Chief Financial Officer of SanDisk Corporation, a manufacturer of flash memory devices, and Komag Inc. a manufacturer of rigid media for the disk drive industry. Mr. Fitch holds a B.S. from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Fitch serves on the Board of Directors of Conceptus Inc.

    MICHAEL FOLEY has been our Vice President of Marketing since joining the company in January 2000. From September 1986 to December 1999, Mr. Foley worked in marketing management and became Director of Marketing at the San Francisco Newspaper Agency, the business arm of the SAN FRANCISCO CHRONICLE and SAN FRANCISCO EXAMINER. Mr. Foley holds an M.B.A. from the Haas School of Business, University of California at Berkeley and a B.A. from the University of California at Berkeley.

    HEIDI JACKMAN joined us in February 1998 and became our Vice President of Community and Marketspace Strategy in September 1999. From May 1997 to
February 1998, Ms. Jackman was a marketing consultant for Internet start-up companies. From December 1991 to May 1997, Ms. Jackman held several marketing positions including Senior Product Manager for Quicken consumer software with Intuit Incorporated. Ms. Jackman holds a B.A. from the University of California at Santa Barbara.

    FRANK MCNEAR has been our Vice President of Operations since joining the company in April 2000. From June 1997 to April 2000, Mr. McNear was the Vice President of Customer Care for ISP Channel Inc., a broadband Internet service provider. From February 1996 to January 1997, Mr. McNear was the Vice President of Sales for Hello Direct, a communications products catalog company. From
May 1994 to January 1996, Mr. McNear worked as a Director of UB Networks, a division of Tandem Computers. Mr. McNear holds a B.S. from the Menlo School of Business Administration.

    THOMAS RYAN has been our Vice President of Engineering since joining the company in January 2000. From May 1996 to January 2000, Mr. Ryan was the Senior Vice President of Engineering and Operations at Medialinq, an electronic document delivery service company. From October 1988 to May 1996, he was the Director of Media Products in Apple Computer's Macintosh System Software Division. Previously, Mr. Ryan held several product development and research roles at Hewlett Packard Laboratories and Bell Laboratories. Mr. Ryan holds an M.S. in Computer Science from Stevens Institute of Technology, and a B.S. in Computer Engineering from the University of Michigan.

    ALICIA SARIBALIS has been our Vice President of Sales since joining the company in March 2000. From March 1991 to February 1997, Ms. Saribalis served in management positions at Ziff-Davis Publishing and became Executive Director of Key Account Sales for Ziff Davis Media Networks and an Associate Publisher of PC WEEK. Previously, Ms. Saribalis worked for COMPUTERWORLD, BBDO Advertising and spent five years as an executive recruiter. Ms. Saribalis holds a B.S. in Business Administration from San Francisco State University.

BOARD OF DIRECTORS

    BRADLEY FELD has served on our Board of Directors since June 1998. Since June 1996, Mr. Feld has served as Managing Director of Softbank Technology Ventures. Since July 1995, Mr. Feld has been the President of Intensity
Ventures Inc., a company that helps to establish, advise and operate software companies. From June 1994 to June 1995, Mr. Feld served as Chief Technology Officer of AmeriData Technologies. From 1985 to 1993, Mr. Feld was the President of Feld Technologies, a software consulting firm that he founded. Mr. Feld is a director and co-chairman of Interliant, Inc. and MessageMedia, Inc. Mr. Feld holds S.B. and S.M. degrees from the Massachusetts Institute of Technology.

    PATRICK KENEALY has served on our Board of Directors since September 1997. Since October 1996, Mr. Kenealy has served as Managing General Partner of IDG Ventures, the venture capital fund of International Data Group. From
October 1990 to September 1996, Mr. Kenealy was the Chief Executive Officer of PC World Communications and Publisher of PC WORLD. Previously, Mr. Kenealy held several management and editorial positions with Ziff-Davis Publishing and Cahners Publishing. Mr. Kenealy holds a B.A. from Harvard University.

    PIERS MARMION has served on our Board of Directors since April 2000. As of May 2000, Mr. Marmion will serve as Chief Executive Officer of e9c Talent Capital, a management consulting firm based in London. From October 1994 to April 2000, Mr. Marmion was Chief Operating Officer of Spencer Stuart Worldwide, the world's third largest executive search firm. From 1992 to 1994, Mr. Marmion was Managing Director of Spencer Stuart UK. From 1990 to 1992, Mr. Marmion was Managing Director of Spencer Stuart Selector. Previously, Mr. Marmion served as Founding Director and Deputy Managing Director for Norman Broadbent International, a leading executive search firm. Mr. Marmion was also employed by the Edin Group, an early-stage investment consortium, where he served in investment analyst and operational roles. Mr. Marmion holds a B.A. in History from Cambridge University.

    LEE ISGUR has served on our Board of Directors since July 1996. Since March 1997, Mr. Isgur has served as the founder and Managing Director of Corporate Counselors, an advisor to companies on financial transactions. From March 1994 to February 1997, Mr. Isgur was a Managing Director at Jefferies & Company, a leading investment bank, where he directed the Gaming, Interactive and Entertainment research group. Previously, Mr. Isgur served as a First Vice President at PaineWebber for 14 years. Mr. Isgur holds an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth University and a B.A. in Economics from Reed College.

    JEFFREY HYMAN has served as Chairman of our Board of Directors since May
1996.

BOARD COMPOSITION

    We currently have authorized five directors. Our certificate of incorporation provides for a classified board of directors that consists of three classes of directors, each serving staggered three-year terms. As a result, a portion of the board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees will be elected to a one-year term, two will be elected to a two-year term and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Mr. Isgur has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders.
Messrs. Feld and Kenealy have been designated Class II directors whose terms expire at the 2002 annual meeting of stockholders. Messrs. Hyman and Marmion have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders. This classification of the board of the board of directors may delay or prevent a change in control of our company or in management. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions." There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    Our board of directors has an audit committee and a compensation committee.

    Our audit committee reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants, operating and internal controls and our accounting practices. Messrs. Isgur, Marmion and Kenealy are the members of our audit committee.

    Our compensation committee establishes salaries, incentives and other forms of compensation for executive officers and other employees. This committee also administers our incentive compensation and benefit plans. Messrs. Isgur and Marmion are the members of the compensation committee.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from us for attending board of directors or committee meetings except for reimbursement of reasonable expenses incurred in connection with attending those meetings. Directors who are employees of ours are eligible to participate in our 2000 stock plan and our 2000 employee stock purchase plan. Directors who are not employees or representative of venture capital funds are eligible to participate in our 2000 director option plan. Our 2000 director option plan generally provides for an automatic initial grant of options to purchase 15,000 shares of our common stock to each non-employee director on the later to occur of the effective date of the plan or the date on which a person first becomes a non-employee. In connection with his addition to our board in March 2000, Mr. Marmion received a grant of options to purchase 52,650 shares of our common stock. After the initial grant, a non-employee director will be granted a subsequent option to purchase 5,000 shares of our common stock each year on the date of our annual meeting of stockholders, if on that date he or she has served as a director for at least six months. The option grants have a term of ten years. Each initial option grant will vest as to one third of the shares issuable under the option on each anniversary of its date of grant if the individual is a director on such date and each subsequent option grant will vest as to 100% of the shares issuable under the grant on the third anniversary of its date of grant if the individual is a director on such date. The exercise price of all options will be 100% of the fair market value per share of our common stock on its date of grant. For an additional description of these option plans, please refer to our discussion under "--Compensation Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of our compensation committee is an officer or employee of ours. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EMPLOYMENT-RELATED AGREEMENTS

    SANFORD FITCH

    In February 2000, we entered into an at-will employment agreement with Mr. Fitch. In addition, in March 2000, we entered into a bonus agreement with Mr. Fitch and, as described below, he issued to us a promissory note as payment in connection with the exercise of his initial stock option. Under these arrangements, Mr. Fitch is entitled to an annual base salary of $200,000, and Mr. Fitch is eligible to receive an annual bonus of up to 10% of his base salary, or $20,000, payable quarterly. This is payable based on obtaining agreed upon management objectives. Mr. Fitch is also entitled to receive a bonus of

$150,000 on his first anniversary of employment. Thereafter, if he is still employed by us at the time, he will be entitled to receive a quarterly bonus of $37,000 on the last day of each calendar quarter beginning on June 30, 2001 and ending on December 31, 2003. These bonus amounts are payable, at our option, in cash or forgiveness of debt owed by Mr. Fitch to us. Mr. Fitch received an initial stock option grant of 288,000 shares of our common stock at an exercise price of $2.60 per share. These options vest over a period of 44 months with 12/44 of the total vesting after one year and the balance vesting 1/44 of the total each month thereafter. In March 2000, Mr. Fitch exercised these options in full and issued to us a promissory note of $788,000 as payment in full for the related shares.

    If we experience a change of control and within six months Mr Fitch is terminated without "cause" or he resigns from employment for "good reason," Mr. Fitch is entitled to six months base salary, two years of acceleration on all his unvested stock options and forgiveness of all amounts remaining outstanding under his promissory note.

    HEATHER MARTIN MAIER

    In June 1998, we entered into a severance agreement with Ms. Martin Maier. Under this agreement, if we terminate Ms. Martin Maier without "cause," she is entitled to six months base salary and any scheduled bonuses due within the six-month period following her receipt of notice of termination.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1999 by our Chief Executive Officer and the three next most highly compensated executive officers who earned more than aggregate cash compensation of $100,000 during the fiscal year ended December 31, 1999 (collectively, our "named executive officers").

    Except as provided below, annual compensation listed in the following table excludes other compensation in the form of perquisites or other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers in 1999. The options listed in the following table were originally granted under our 1996 stock option plan. These options have been incorporated into our new 2000 stock plan, but will continue to be governed by their existing terms.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                        SECURITIES
                                                                        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY ($)   BONUS ($)     OPTIONS      COMPENSATION ($)(1)
---------------------------                   ----------   ---------   ------------   -------------------
Jeffrey Hyman,..............................     66,305      68,758       140,000            17,417
 Chief Executive Officer

Heather Martin Maier,.......................    180,385     102,083       140,000
 Chief Operating Officer

Lun Yuen,...................................     91,339                   140,000            14,667
 Chief Technology Officer

Keith Taylor,(2)............................    109,346       4,375       185,000
 Chief Financial Officer

------------------------

(1) Other compensation represents forgiveness of indebtness issued in connection with Messrs. Hyman and Yuen's acquisition of shares of our common stock.

(2) Mr. Taylor left the company in January 2000. No individual who would otherwise have been included in the table on the basis of salary and bonus earned during 1999 resigned or otherwise terminated his or her employment during 1999.

OPTION GRANTS IN FISCAL YEAR 1999

    The following table provides summary information regarding stock options granted to our named executive officers during the fiscal year ended December 31, 1999.

    Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. We can give no assurance that the actual stock price will appreciate over the term of the options at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

                                                     PERCENT OF
                                       NUMBER OF    TOTAL OPTIONS
                                       SECURITIES    GRANTED TO
                                       UNDERLYING     EMPLOYEES     EXERCISE
                          DATE OF       OPTIONS        DURING         PRICE               EXPIRATION
NAME                       GRANT        GRANTED        PERIOD       ($/SHARE)                DATE
----                   -------------   ----------   -------------   ---------   -------------------------------
Jeffrey Hyman,.......  June 4, 1999     140,000          13.6%        $0.76     June 3, 2009

Heather Martin
  Maier,.............  July 13, 1999    140,000          13.6%        $0.69     July 13, 2009

Lun Yuen,............  June 4, 1999     140,000          13.6%        $0.69     June 3, 2009

Keith Taylor(1),.....  June 4, 1999     185,000          17.9%        $0.69     June 3, 2009

                       POTENTIAL REALIZABLE VALUE AT
                          ASSUMED ANNUAL RATES OF
                       STOCK PRICE APPRECIATION FOR
                                OPTION TERM
                       -----------------------------
NAME                        5%              10%
----                   -------------   -------------
Jeffrey Hyman,.......  $     66,914    $    169,574
Heather Martin
  Maier,.............  $     60,751    $    153,956
Lun Yuen,............  $     60,751    $    153,956
Keith Taylor(1),.....  $     80,278    $    203,441

--------------------------

(1) Mr. Taylor left the company in January 2000. Of the 185,000 options, 46,250 were vested as a result of the successful completion of our Series E preferred stock financing in September 1999. The balance of these options have been forfeited and returned to our 1996 stock option plan.

    In 1999, we granted options to purchase up to a total of 1,033,534 shares to employees, directors and consultants under our 1996 Stock Option Plan at exercise prices equal to the fair market value of our common stock, as determined in good faith by our board of directors.

    In March 2000, in connection with his appointment as Chief Financial Officer, we granted Mr. Fitch options to purchase 288,000 shares at an exercise price of $2.60 per share.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the named executive officers as of December 31, 1999. The table also sets forth the value realized upon the exercise of stock options during 1999 which is calculated based on the fair market value of our common stock on the date of exercise, as determined by the board, less the exercise price paid for the shares. The value of unexercised in-the-money options at December 31, 1999 is calculated on the
basis of the assumed initial public offering price of $      , less the exercise
prices of the options, multiplied by the number of shares underlying those options.

                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING               VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                       DECEMBER 31, 1999             DECEMBER 31,1999
                            NUMBER OF SHARES                      ---------------------------   ---------------------------
NAME                      ACQUIRED ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------------------   --------------   -----------   -------------   -----------   -------------
Jeffrey Hyman...........         10,000              $9,850         190,000         140,000          $              $

Heather Martin Maier....             --                  --         121,361         275,639

Lun Yuen................             --                  --          84,444         195,556

Keith Taylor (1)........             --                  --          46,250              --

------------------------

(1) Mr. Taylor left the company in January 2000.

COMPENSATION PLANS

    1996 STOCK OPTION PLAN. Our 1996 stock option plan provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and for the granting to employees, directors and consultants of nonstatutory stock options. As of March 31, 2000, 3,343,000 shares were authorized under the plan, 2,092,120 shares were subject to outstanding options and 447,205 shares remain available for future grant. No further option grants will be made under the 1996 stock option plan after the completion of this offering but its provisions will continue to govern outstanding options. In the event of our reorganization with or into another corporation in which our stockholders own less than 50% of our voting securities or a sale of all or substantially all of our assets, the successor corporation will assume or substitute for the options. If such assumption or substitution does not occur, then options will terminate upon such event.

    2000 STOCK PLAN. Our 2000 stock plan provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 2000 stock plan was originally adopted by our board of directors in April 2000 and is subject to stockholder approval. Unless terminated sooner, the 2000 stock plan will terminate automatically ten years from the date of obtaining stockholder approval.

    A total of 600,000 shares of our common stock has been reserved for issuance under this plan plus any shares of common stock that were reserved but unissued under our 1996 stock option plan and any shares that are subsequently returned to the 1996 stock option plan as a result of termination of options or our repurchase of shares previously issued under that plan. In addition, annual increases will be added on the first day of our fiscal year beginning in 2001, equal to the lesser of 1,000,000 shares, 5% of the outstanding shares or an amount determined by our board of directors. There have been no options granted under the 2000 stock plan prior to the completion of this offering.

    The administrator of our 2000 stock plan has the power to determine, among other things:

    - the terms of the options or stock purchase rights, including the exercise price of such options or stock purchase rights;

    - the number of shares issuable under each option or stock purchase right;

    - the exercisability of each option or stock purchase right; and

    - the form of consideration payable upon the exercise of each option or stock purchase right.

    In addition, the administrator has the authority to amend, suspend or terminate the 2000 stock plan, so long as no such action affects any shares of common stock previously issued and sold or any option or stock purchase right previously granted under the 2000 stock plan. During any fiscal year, each optionee may be granted options to purchase a maximum of 1,000,000 shares. In addition, in connection with an optionee's initial employment with us, such optionee may be granted an option covering up to an additional 1,000,000 shares.

    Options and stock purchase rights granted under our 2000 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2000 stock plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

    In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate determined by the administrator.

    The exercise price of all incentive stock options granted under the 2000 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 2000 stock plan is determined by the administrator, but for nonstatutory stock options intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The terms of all incentive stock options generally may not exceed ten years and the administrator determines the term of all other options.

    The 2000 stock plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees will fully vest in and have the right to exercise such options or stock purchase rights as to all of the shares subject to the option or stock purchase right. If an option or stock purchase right becomes fully vested and exercisable upon a merger or sale of assets, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

    2000 EMPLOYEE STOCK PURCHASE PLAN. Our 2000 employee stock purchase plan was adopted by our board of directors in April 2000 and is subject to approval by our stockholders. A total of 300,000 shares of our common stock has been reserved for issuance under the 2000 employee stock purchase plan, plus annual increases equal to the lesser of 500,000 shares, 1.0% of the outstanding shares on such date or an amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under the 2000 employee stock purchase plan.

    The 2000 employee stock purchase plan, contains consecutive, overlapping, 12 month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before August 15, 2001.

    Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock if they either:

    - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceed $25,000 worth of stock for each calendar year.

    The 2000 employee stock purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings and commissions but exclusive of payments for overtime, profit sharing payments, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 employee stock purchase plan is generally 85% of the lower of the fair market value of our common stock either:

    - at the beginning of the offering period, or

    - at the end of the purchase period.

    If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    Rights granted under the 2000 employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 employee stock purchase plan. The 2000 employee stock purchase plan provides that, if we merge with or into another corporation or there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

    The 2000 employee stock purchase plan will terminate in 2010. Our board of directors has the authority to amend or terminate the 2000 employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 employee stock purchase plan.

    2000 DIRECTOR OPTION PLAN. Non-employee directors are entitled to participate in our 2000 director option plan. The 2000 director option plan was adopted by our board of directors in April 2000 and is subject to approval by our stockholders. The 2000 director option plan has a term of ten years, unless terminated sooner by our board of directors. A total of 100,000 shares of our common stock have been reserved for issuance under the 2000 director option plan plus annual increases will be added to this plan on the first day of our fiscal year beginning in 2001 equal to the lesser of the number of shares issued under the 2000 director option plan in our previous fiscal year or an amount determined by the board.

    The 2000 director option plan generally provides for an automatic initial grant of an option to purchase 15,000 shares of our common stock to each non-employee director on the date which the later of the following events occur.

    - the effective date of the 2000 director option plan, or

    - the date when a person first becomes a non-employee director.

    After the initial grant, a non-employee director will be granted a subsequent option to purchase 5,000 shares of our common stock each year on the date of our annual meeting of stockholders, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will vest as to one third of the shares issuable under the option on each anniversary of its date of grant if the individual is a director on such date and each subsequent option grant will vest as to 100% of the shares issuable under the option on the third anniversary of its date of grant if the individual is a director on such date. The exercise prices of all options will be 100% of the fair market value per share of our common stock on the date of grant.

    The 2000 director option plan provides that if we merge with or into another corporation, or sell substantially all of our assets, the successor corporation shall assume each option or substitute an equivalent option. If following such assumption or substitution, the optionee's status as a director is terminated other than upon voluntary resignation, each option will fully vest and become exercisable and generally will remain exercisable for a period of three months from the date of termination. If outstanding options are not assumed or substituted for by the successor corporation, each option will fully vest and become exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which such period the option shall terminate. Options granted under the 2000 director option plan must be exercised within three months of the end of the optionee's tenure as our director, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the 2000 director option plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

401(k) PLAN

    Our 401(k) plan covers its full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Code. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by us, if any, will be deductible by us when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k) plan up to the statutorily prescribed annual limit. The 401(k) plan does not currently permit, but may in the future be amended to permit, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemption, or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify other officers and employees and our agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. We intend to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ours, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceedings involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

STOCK FINANCINGS

    The share numbers and per share prices below are adjusted to reflect the two-for-one common stock split which occurred on October 8, 1999. The total number of preferred stock outstanding was not altered at the time of the common stock split. In connection with our reincorporation in Delaware in April 2000, we effected a two-for-one split of our preferred stock. The number of shares of preferred stock set forth below reflect the split and the per share prices have been adjusted accordingly.

    SERIES A PREFERRED STOCK FINANCING

    In July 1996, we sold 1,345,000 shares of Series A preferred stock for $0.50 per share. Of the 1,345,000 shares of Series A preferred stock, 550,000 were sold to the following executive officers, directors and greater than 5% stockholders of ours and persons associated with them, for a total purchase price of $275,000:

                                                       NUMBER OF   TOTAL PURCHASE
PURCHASER                                               SHARES         PRICE
---------                                              ---------   --------------
Softbank Holdings, Inc...............................   400,000       $200,000
Jeffrey Hyman........................................    80,000         40,000
Lee Isgur............................................    70,000         35,000

    Softbank Holdings, Inc. subsequently transferred all of its shares to Softbank Ventures, Inc, an affiliated entity. Bradley Feld, one of our directors, is a managing director of Softbank Technology Ventures, an affiliate of Softbank Ventures, Inc.

    SERIES B PREFERRED STOCK FINANCING

    In March 1997, we sold 865,422 shares of Series B preferred stock for $1.50 per share. Of the 865,422 shares of Series B preferred stock sold by us, 393,998 shares were sold to the following executive officers, directors and greater than 5% stockholders of ours and persons associated with them for a total purchase price of $590,997:

                                                       NUMBER OF   TOTAL PURCHASE
PURCHASER                                               SHARES         PRICE
---------                                              ---------   --------------
Softbank Ventures, Inc...............................   266,666       $399,999
Libbie Tannen Trust of May 20, 1950..................    71,332        106,998
Lun Yuen.............................................    56,000         84,000

    Lee Isgur, one of our directors is a trustee and beneficiary of the Libbie Tannen Trust of May 20, 1950.

    SERIES C PREFERRED STOCK FINANCING

    In September and October 1997, we sold 1,428,570 shares of Series C preferred stock for $2.10 per share. Of the 1,428,570 shares of Series C preferred stock sold by us, 1,190,476 shares were sold to the following executive officers, directors and greater than 5% stockholders of ours and persons associated with them for a total purchase price of $2.5 million:

                                                       NUMBER OF   TOTAL PURCHASE
PURCHASER                                               SHARES         PRICE
---------                                              ---------   --------------
Pacific Technology Ventures U.S.A., L.P..............   719,046      $1,509,997
Allen & Company Incorporated.........................   471,430         990,003

    Pacific Technologies Ventures U.S.A., L.P. is affiliated with
IDG Publishing and IDG Ventures L.L.C.

    SERIES D PREFERRED STOCK FINANCING

    In July 1998, we sold 2,698,118 shares of Series D preferred stock for $3.44 per share. Of the 2,698,118 shares of Series D preferred stock sold by us, 2,610,844 shares were sold to the following executive officers, directors and greater than 5% stockholders of ours and persons associated with them for a total purchase price of $8,981,303:

                                                       NUMBER OF   TOTAL PURCHASE
PURCHASER                                               SHARES         PRICE
---------                                              ---------   --------------
Softbank Technology Ventures, IV L.P.................   940,824      $3,236,435
Softbank Technology Advisors Fund L.P................    19,200          66,048
Technology Crossover Ventures II, L.P................   626,234       2,154,245
TCV II(Q), L.P.......................................   481,458       1,656,216
Technology Crossover Ventures II, C.V................    95,614         328,912
TCV II Strategic Partners, L.P.......................    85,442         293,920
TCV II, V.O.F........................................    20,344          69,983
Pacific Technology Ventures U.S.A., L.P..............   204,998         705,193
Allen & Company Incorporated.........................   136,730         470,351

    Bradley Feld, one of our directors, is a managing director of Softbank Technology Ventures, an affiliate of Softbank Technology Ventures, IV L.P. and Softbank Technology Advisors Fund L.P. Michael Linnert, a former director of ours, is a partner at Technology Crossover Ventures, an affiliate of Technology Crossover Ventures II, L.P., TCV II(Q), L.P., Technology Crossover Ventures II, C.V., TCV II Strategic Partners, L.P. and TCV II, V.O.F.

    Pursuant to an agreement between us and our existing Series D preferred stockholders, we will offer to the Series D preferred stockholders up to $2,000,000 worth of common stock at the initial public offering price.

    SERIES E PREFERRED STOCK FINANCING

    In September 1999, we sold 3,963,000 shares of Series E Preferred Stock for $5.19 per share. Of the 3,963,000 shares of Series E preferred stock sold by us, 2,673,000 shares were sold to the following executive officers, directors and greater than 5% stockholders of ours and persons associated with them for a total purchase price of $13,872,870.

                                                     NUMBER OF    TOTAL PURCHASE
PURCHASER                                              SHARES         PRICE
---------                                            ----------   --------------
QuestMark Partners, L.P............................   1,474,160     $7,650,890
QuestMark Partners Side Fund, L.P..................     260,840      1,353,760
Softbank Technology Ventures, IV L.P...............     321,834      1,670,318
Softbank Technology Advisors Fund L.P..............       6,166         32,002
Technology Crossover Ventures II, L.P..............     120,072        623,174
TCV II(Q), L.P.....................................      92,312        479,099
Technology Crossover Ventures II, C.V..............      18,332         95,143
TCV II Strategic Partners, L.P.....................      16,384         85,033
TCV II, V.O.F......................................       3,900         20,241
Pacific Technology Ventures U.S.A., L.P............     251,000      1,302,690
Allen & Company Incorporated.......................      39,000        202,410
Libbie Tannen Trust of May 20, 1950................      34,700        180,093
Lee Isgur..........................................      19,300        100,167
Jeffrey Hyman......................................      10,000         51,900
Heather Martin Maier...............................       5,000         25,950

    Each purchaser of our Series E preferred stock received a warrant to purchase one-fifth of a share of our common stock for each share of Series E preferred stock purchased at an exercise price of $9.00. These warrants expire in September 2004. The placement agents for the Series E preferred stock financing also received warrants to purchase 79,260 shares of common stock at $5.19 per share that expire in November 2002. As of March 31, 2000, there were warrants to purchase 871,860 shares of common stock with a weighted average exercise price of $8.65.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000, giving effect to the appointment of new directors, assuming conversion of all outstanding shares of preferred stock into common stock and as adjusted to reflect the sale of shares of common stock by us in this offering, as to:

    - each person or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock,

    - each of our executive officers and directors, and

    - all of our executive officers and directors as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o Cruel World, Inc. 3500 W. Bayshore Road, Palo Alto, CA 94303.

    The table includes all shares of common stock issuable within 60 days of March 31, 2000 upon the exercise of options, warrants and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

    To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

    The applicable percentage of ownership for each stockholder as of March 31, 2000 is based on 12,503,785 shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock, together with applicable options or warrants for that stockholder. Shares of common stock issuable upon exercise of options, warrants and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, warrants and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

    The number of shares of common stock outstanding after this offering includes the shares of common stock being offered but does not include the shares that are subject to the underwriters' over-allotment option.

                                                                                     PERCENTAGE OF
                                                                                        SHARES
                                                                                  BENEFICIALLY OWNED
                                                                                  -------------------
                                                              NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                                     ------------------   --------   --------
QuestMark Partners(1)......................................        2,082,000        16.2%
Bradley Feld(2)............................................        2,026,290        16.1%
 Softbank Technology Ventures
Technology Crossover Ventures(3)...........................        1,610,292        12.8%
Jeffrey Hyman(4)...........................................        1,277,000        10.0%
Patrick Kenealy(5).........................................
 Pacific Technology Ventures U.S.A. L.P.                           1,225,244         9.8%
Allen & Company(6).........................................          654,960         5.2%
Lun Yuen(7)................................................          589,333         4.7%
Lee Isgur(8)...............................................          218,132         1.7%
Heather Martin Maier(9)....................................          198,056         1.6%
Sanford Fitch(10)..........................................          288,000         2.3%
Piers Maimion..............................................               --          --
All 9 directors and executive officers as a group(11)......        5,822,055        44.4%

------------------------

(1) Includes 1,474,160 shares held by QuestMark Partners, L.P. and 260,840 shares held by QuestMark Partners Side Fund, L.P. Also includes a warrant in the amount of 294,832 shares held by QuestMark Partners, L.P. and a warrant in the amount of 52,168 shares held by QuestMark Partners Side Fund, L.P. The address of QuestMark Partners is One South Street, Suite 800, Baltimore, Maryland 21202.

(2) Includes 1,262,658 shares held by Softbank Technology Ventures, IV L.P., 666,666 shares held by Softbank Ventures, Inc. and 25,366 shares held by Softbank Technology Advisors Fund L.P. Also includes a warrant in the amount of 64,366 shares held by Softbank Technology Ventures, IV L.P. and a warrant in the amount of 1,234 shares held by Softbank Technology Advisors Fund L.P. Bradley Feld is a managing director of the general partner of these funds. Mr. Feld disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. Also includes 2,000 shares held by Mr. Feld and 4,000 shares subject to options that are held by Mr. Feld that are vested and exercisable. The address of Softbank Technology Ventures is 200 W. Evelyn, Suite 200, Mountain View, CA 94043.

(3) Includes 746,306 shares held by Technology Crossover Ventures II, L.P., 573,770 shares held by TCV II(Q), L.P., 113,946 shares held by Technology Crossover Ventures II, C.V., 101,826 shares held by TCV II Strategic Partners, L.P. and 24,244 shares held by TCV II, V.O.F. Also includes a warrant in the amount of 24,014 shares held by Technology Crossover Ventures II, L.P., a warrant in the amount of 18,462 shares held by TCV II(Q), L.P., a warrant in the amount of 3,666 shares held by Technology Crossover Ventures II, C.V., a warrant in the amount of 3,278 shares held by TCV II Strategic Partners, L.P. and a warrant in the amount of 780 shares held by TCV II, V.O.F. The address of Technology Crossover Ventures is 575 High Street, Suite 400, Palo Alto, California 94301.

(4) Includes a warrant in the amount of 2,000 shares. Also includes 225,000 shares subject to options that are vested and exercisable as of May 30, 2000.

(5) Includes a warrant in the amount of 50,200 shares. Patrick Kenealy is the Managing Director of IDG Ventures LLC. IDG Ventures LLC is the general partner of Pacific Technology Ventures U.S.A. L.P. Mr. Kenealy disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. The address of Pacific Technology Ventures U.S.A. L.P. is 655 Montgomery Street, #1900, San Francisco, California 94111.

(6) Includes a warrant in the amount of 7,800 shares. The address of Allen & Company is 711 Fifth Avenue, 9(th) Floor, New York, New York 10022.

(7) Includes 40,555 shares subject to options that are exercisable as of May 30, 2000.

(8) Includes 106,032 shares held by the Libbie Tannen Trust of May 20, 1950. Also includes a warrant in the amount of 6,940 shares held by the Libbie Tannen Trust of May 20, 1950. Mr. Isgur is the Trustee of the Libbie Tannen Trust of May 20, 1950. Also includes 89,300 shares, a warrant in the amount of 3,860, and 12,000 shares subject to options that are vested and exercisable.

(9) Includes a warrant in the amount of 1,000 shares.

(10) All shares are subject to our repurchase right.

(11) Includes the shares beneficially owned by the persons and entities described in footnotes (2), (4), (5) and (7)-(10).

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of March 31, 2000, assuming conversion of all outstanding shares of preferred stock into common stock, there were outstanding 12,503,785 shares of common stock, warrants to purchase 871,860 shares of common stock and options to purchase 2,101,453 shares of common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by Delaware law and our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    As of March 31, 2000, there were 12,503,785 shares of common stock outstanding assuming the conversion of all outstanding shares of preferred stock into common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, entrenching our board of directors and delaying or preventing a change in control without further action by the stockholders. Immediately prior to the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

    At March 31, 2000, there were warrants outstanding to purchase a total of 871,860 shares of our common stock. The warrants contain anti-dilutive provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below.

REGISTRATION RIGHTS

    Upon completion of the offering, the holders of 10,300,110 shares of our outstanding common stock, assuming the conversion of all outstanding shares of preferred stock into common stock and the exercise of warrants to acquire 792,600 shares of our common stock, or their transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities. Subject to limitations in the agreement, if we register any of our common stock either for our own account or for the account of other security holders, these holders are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. In addition, subject to limitations contained in the agreement, at anytime after six months after this offering, holders of at least 25% of the shares with registration rights can also request that we file a registration statement so that they can publicly sell their shares. We are required to file up to two demand registration statements on Form S-1. However, if we are eligible to file a registration statement on Form S-3, there is no limit to the number of registration statements we could be asked to file so long as the aggregate amount of securities to be sold in each registration exceeds $1.0 million.

    The registration rights described above will expire three years after this offering, or earlier with respect to a particular stockholder if that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act. Subject to the limitations contained in the agreement, we will be responsible for paying all registration expenses. In any event, the holders selling their shares will be responsible for paying all selling expenses.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our certificate of incorporation and bylaws summarized below could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

STOCKHOLDER MEETINGS

    Under our restated certificate of incorporation and restated bylaws, the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders but the stockholders may not call a special meeting. In addition, our restated certificate of incorporation and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

    Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with some exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is             . Its
telephone number is             .

NASDAQ NATIONAL MARKET LISTING

    We have applied to list our common stock on The Nasdaq National Market under the trading symbol "CRLW."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding
shares of common stock, and             if the underwriters exercise their
overallotment option in full, which excludes:

    - 2,092,120 shares that could be issued upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $1.19 per share;

    - 1,047,205 shares reserved for issuance under our stock option plans at March 31, 2000;

    - warrants to purchase 871,860 shares at a weighted average exercise price of $8.65;

    - 100,000 shares reserved for issuance under our 2000 director option plan; and

    - 300,000 shares that could be issued to employees who elect to buy stock in the future under our 2000 employee stock purchase plan.

    Of the outstanding shares, all of the shares of common stock sold in this offering will be freely tradable without restriction under the Securities Act, except that shares purchased by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act, may be sold only in compliance with the limitations described below. The remaining 12,503,785 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, shares will be available in the public market as follows:

      NUMBER OF
       SHARES                                       DATE
---------------------                               ----
                        After the date of this prospectus, freely tradable shares
                          sold in this offering and shares eligible for resale under
                          Rule 144(k) that are not subject to the 180-day lock-up.
     11,572,110         After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under
                          Rule 144 (subject, in some cases, to volume limitations)
                          or Rule 144(k).
        603,675         After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under
                          Rule 701 (subject to repurchase by the company).
        328,000         After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are
                          not yet saleable under Rule 144.

LOCK-UP AGREEMENTS WITH THE UNDERWRITERS

    Each of our directors and officers and substantially all of our securityholders have signed lock-up agreements with the underwriters under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Thomas Weisel Partners for a period of 180 days after the date of this prospectus, subject to certain exceptions.

    Thomas Weisel Partners may, in its sole discretion and at any time without notice, release some or all of these securities from these restrictions prior to the expiration of this 180-day period, although we are not aware of any current intention to request them to do so.

    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding,
which will equal approximately       shares immediately after this offering; or
the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

    RULE 701

    Any employee, officer or director of, or consultant to, us who purchased his shares under a written compensatory plan or contract may be entitled to sell their shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under this rule, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, because substantially all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may only be sold 90 days after the offering if the holder obtains the prior written consent of us.

STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement under the Securities Act to register for resale all shares of common stock reserved for issuance under our 2000 employee stock option plan and 2000 employee stock purchase plan. As of March 31, 2000, options to purchase 2,092,120 shares of our common stock were issued and outstanding.

    Upon the expiration of the lock-up agreements described above, at least 980,506 shares of common stock will be subject to vested options, based on options outstanding as of March 31, 2000. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares of common stock underlying these options will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

REGISTRATION RIGHTS

    Following this offering, under specified circumstances and subject to customary conditions, holders of approximately 10,300,110 shares of our outstanding common stock, including 792,600 shares that may be acquired upon the exercise of warrants to purchase our common stock, will have registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and rights to participate in any future registrations of securities. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Securities--Registration Rights."

                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, CIBC World Markets Corp. and PaineWebber Incorporated, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Thomas Weisel Partners LLC..................................
CIBC World Markets Corp.....................................
PaineWebber Incorporated....................................

                                                                   ------
  Total.....................................................
                                                                   ======

    The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

    The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

    We have granted a 30-day over-allotment option to the underwriters to
purchase up to a total of       shares of our common stock from us at the
initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $    per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities
Dealers, Inc. The underwriters may allow, and the other dealers specified may
re-allow, concessions, not in excess of $    per share of common stock to these
other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable to us:

                                                                             TOTAL
                                                          -------------------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discounts and commissions paid by us.......  $              $                $
Expenses payable by us..................................

RESERVED SHARES

    The underwriters, at our request, have reserved for sale at the initial
public offering price up to       shares of common stock to be sold in this
offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering. Pursuant to an agreement between us and our existing Series D preferred stockholders, we will offer to the Series D preferred stockholders up to $2,000,000 worth of these reserved shares at the initial public offering price.

NO SALES OF SIMILAR SECURITIES

    Our directors, officers and securityholders holding a total of shares of common stock have agreed or have a contractual obligation to agree, subject to specified exceptions not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.

    We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since
December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 153 filed public offerings of equity securities, of which 109 have been completed, and has acted as a syndicate member in an additional 80 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined through negotiations between us and representatives of the underwriters. Some of the factors considered in these negotiations included our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have common stock quoted on the Nasdaq National Market under the symbol "CRLW." We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

    The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other brokers-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any stabilization or other transaction. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                                 LEGAL MATTERS

    Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Orrick, Herrington & Sutcliffe LLP is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included the financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549, and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

    We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                               CRUEL WORLD, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2

Financial Statements:

  Balance Sheets at December 31, 1998 and 1999..............  F-3

  Statements of Operations for the years ended December 31,
    1997, 1998 and 1999.....................................  F-4

  Statements of Stockholders' Equity for the years ended
    December 31, 1997, 1998 and 1999........................  F-5

  Statements of Cash Flows for the years ended December 31,
    1997, 1998 and 1999.....................................  F-6

Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Cruel World, Inc.

    We have audited the accompanying balance sheets of Cruel World, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruel World, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

San Francisco, California
March 17, 2000,
except for paragraph 4 of Note 1,
as to which the date is
April   , 2000

The foregoing report is in the form that will be signed upon completion of the reincorporation described in paragraph 4 of Note 1 to the financial statements.

San Francisco, California
April 7, 2000

                               CRUEL WORLD, INC.

                                 BALANCE SHEETS

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                              DECEMBER 31,            EQUITY AT
                                                       --------------------------   DECEMBER 31,
                                                          1998           1999           1999
                                                       -----------   ------------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents..........................  $ 5,487,383   $ 16,902,616
  Accounts receivable................................      513,660        998,053
  Prepaid expenses and other current assets..........       22,367         47,806
                                                       -----------   ------------
Total current assets.................................    6,023,410     17,948,475
Property and equipment, net..........................      523,778        704,945
Other assets.........................................      326,115        203,200
                                                       -----------   ------------
                                                       $ 6,873,303   $ 18,856,620
                                                       ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable.............................  $   215,825   $    432,953
  Accrued expenses...................................      463,667        612,844
  Accrued payroll and other related expenses.........      189,110        589,183
  Deferred revenue...................................      432,917      1,091,574
  Current portion of long-term debt..................       75,472         89,626
                                                       -----------   ------------
Total current liabilities............................    1,376,991      2,816,180
Long-term debt, net of current portion...............      185,545         95,919

Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
    Authorized shares: 10,300,146
    Issued and outstanding shares: 6,337,110 at
      December 31, 1998 and 10,300,110 at
      December 31, 1999 (aggregate liquidation
      preference of $34,813,381 at December 31,
      1999)..........................................   14,233,530     31,742,218
  Common stock, $0.001 par value:
    Authorized shares: 24,000,000
    Issued and outstanding shares: 1,561,400 at
      December 31, 1998, 1,718,472 at
      December 31, 1999 and 12,018,582 pro forma.....        1,561          1,718         12,019
  Additional paid-in capital.........................      782,055      4,838,761     36,570,678
  Deferred stock-based compensation..................      (93,693)      (689,030)      (689,030)
  Notes receivable from stockholders.................      (29,958)            --             --
  Accumulated deficit................................   (9,582,728)   (19,949,146)   (19,949,146)
                                                       -----------   ------------   ------------
Total stockholders' equity...........................    5,310,767     15,944,521   $ 15,944,521
                                                       -----------   ------------   ============
                                                       $ 6,873,303   $ 18,856,620
                                                       ===========   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUEL WORLD, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Revenue...............................................  $   454,279   $ 2,053,440   $  4,445,624
Cost of revenue.......................................      274,786       901,795      1,158,228
                                                        -----------   -----------   ------------
Gross profit..........................................      179,493     1,151,645      3,287,396

Operating expenses:
  Sales and marketing.................................    1,204,118     5,577,562      9,990,602
  Engineering.........................................      657,997     1,198,391      1,413,000
  General and administrative..........................      274,336       822,580      1,193,292
  Stock-based compensation............................      140,278       484,212      1,378,662
                                                        -----------   -----------   ------------
      Total operating expenses........................    2,276,729     8,082,745     13,975,556
                                                        -----------   -----------   ------------
Loss from operations..................................   (2,097,236)   (6,931,100)   (10,688,160)
Other income (expense)
  Interest income.....................................       10,309       182,730        344,628
  Interest expense....................................       (2,941)      (13,746)       (22,886)
                                                        -----------   -----------   ------------
Net loss..............................................  $(2,089,868)  $(6,762,116)  $(10,366,418)
                                                        ===========   ===========   ============

Basic and diluted net loss per common share...........  $     (6.75)  $     (6.56)  $      (6.90)
                                                        ===========   ===========   ============
Shares used to compute basic and diluted net loss per
  common share........................................      309,682     1,031,302      1,502,104
                                                        ===========   ===========   ============
Pro forma basic and diluted net loss per common share
  (unaudited).........................................                              $      (1.17)
                                                                                    ============
Shares used to compute pro forma basic and diluted net
  loss per common share (unaudited)...................                                 8,870,680
                                                                                    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUEL WORLD, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                           CONVERTIBLE                                                                 NOTES
                                         PREFERRED STOCK            COMMON STOCK        ADDITIONAL     DEFERRED      RECEIVABLE
                                     ------------------------   ---------------------    PAID-IN     STOCK-BASED        FROM
                                       SHARES       AMOUNT        SHARES      AMOUNT     CAPITAL     COMPENSATION   STOCKHOLDERS
                                     ----------   -----------   ----------   --------   ----------   ------------   ------------

BALANCE AT DECEMBER 31, 1996.......   1,345,000   $   672,500    1,400,000    $1,400    $  107,732   $        --      $(90,077)
Exercise of stock options..........          --            --      160,000       160        15,840            --            --
Forgiveness of notes receivable
  from stockholders................          --            --           --        --       111,117            --        37,063
Interest accrued on notes
  receivable from stockholders.....          --            --           --        --            --            --        (7,902)
Issuance of Series B preferred
  stock for cash...................     865,422     1,298,044           --        --            --            --            --
Issuance of Series C preferred
  stock for cash...................   1,428,570     2,988,205           --        --            --            --            --
Net loss...........................          --            --           --        --            --            --            --
                                     ----------   -----------   ----------    ------    ----------   -----------      --------

BALANCE AT DECEMBER 31, 1997.......   3,638,992   $ 4,958,749    1,560,000    $1,560    $  234,689   $        --      $(60,916)
Exercise of stock options..........          --            --        1,400         1           419            --            --
Forgiveness of notes receivable
  from stockholders................          --            --           --        --       361,848            --        35,944
Interest accrued on notes
  receivable from stockholders.....          --            --           --        --            --            --        (4,986)
Issuance of Series D preferred
  stock for cash...................   2,698,118     9,274,781           --        --            --            --            --
Deferred compensation related to
  grants of stock options..........          --            --           --        --       185,099      (185,099)           --
Amortization of deferred
  stock-based compensation.........          --            --           --        --            --        91,406            --
Net loss...........................          --            --           --        --            --            --            --
                                     ----------   -----------   ----------    ------    ----------   -----------      --------

BALANCE AT DECEMBER 31, 1998.......   6,337,110   $14,233,530    1,561,400    $1,561    $  782,055   $   (93,693)     $(29,958)
Exercise of stock options..........          --            --      157,072       157        28,127            --            --
Forgiveness of notes receivable
  from stockholders................          --            --           --        --       692,362            --        32,084
Interest accrued on notes
  receivable from stockholders.....          --            --           --        --            --            --        (2,126)
Issuance of Series E preferred
  stock for cash, net of issuance
  costs of $1,268,006..............   3,963,000    17,508,688           --        --            --            --            --
Issuance of warrants in connection
  with Series E convertible
  preferred stock..................          --            --           --        --     1,791,276            --            --
Issuance of warrants to financial
  advisors.........................          --            --           --        --       293,262            --            --
Deferred compensation related to
  grants of stock options..........          --            --           --        --     1,251,679    (1,251,679)           --
Amortization of deferred
  stock-based compensation.........          --            --           --        --            --       656,342            --
Net loss...........................          --            --           --        --            --            --            --
                                     ----------   -----------   ----------    ------    ----------   -----------      --------

BALANCE AT DECEMBER 31, 1999.......  10,300,110   $31,742,218    1,718,472    $1,718    $4,838,761   $  (689,030)     $     --
                                     ==========   ===========   ==========    ======    ==========   ===========      ========


                                                        TOTAL
                                     ACCUMULATED    STOCKHOLDERS'
                                       DEFICIT         EQUITY
                                     ------------   -------------
BALANCE AT DECEMBER 31, 1996.......  $   (730,744)  $    (39,189)
Exercise of stock options..........            --         16,000
Forgiveness of notes receivable
  from stockholders................            --        148,180
Interest accrued on notes
  receivable from stockholders.....            --         (7,902)
Issuance of Series B preferred
  stock for cash...................            --      1,298,044
Issuance of Series C preferred
  stock for cash...................            --      2,988,205
Net loss...........................    (2,089,868)    (2,089,868)
                                     ------------   ------------
BALANCE AT DECEMBER 31, 1997.......  $ (2,820,612)  $  2,313,470
Exercise of stock options..........            --            420
Forgiveness of notes receivable
  from stockholders................            --        397,792
Interest accrued on notes
  receivable from stockholders.....            --         (4,986)
Issuance of Series D preferred
  stock for cash...................            --      9,274,781
Deferred compensation related to
  grants of stock options..........            --             --
Amortization of deferred
  stock-based compensation.........            --         91,406
Net loss...........................    (6,762,116)    (6,762,116)
                                     ------------   ------------
BALANCE AT DECEMBER 31, 1998.......  $ (9,582,728)  $  5,310,767
Exercise of stock options..........            --         28,284
Forgiveness of notes receivable
  from stockholders................            --        724,446
Interest accrued on notes
  receivable from stockholders.....            --         (2,126)
Issuance of Series E preferred
  stock for cash, net of issuance
  costs of $1,268,006..............            --     17,508,688
Issuance of warrants in connection
  with Series E convertible
  preferred stock..................            --      1,791,276
Issuance of warrants to financial
  advisors.........................            --        293,262
Deferred compensation related to
  grants of stock options..........            --             --
Amortization of deferred
  stock-based compensation.........            --        656,342
Net loss...........................   (10,366,418)   (10,366,418)
                                     ------------   ------------
BALANCE AT DECEMBER 31, 1999.......  $(19,949,146)  $ 15,944,521
                                     ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUEL WORLD, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
OPERATING ACTIVITIES
Net loss..............................................  $(2,089,868)  $(6,762,116)  $(10,366,418)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation........................................       40,680       150,868        258,608
  Stock-based compensation............................           --        91,406        656,342
  Forgiveness of notes receivable from stockholders...      140,278       392,806        722,320
  Loss on sale of property and equipment..............           --         6,920             --
  Changes in assets and liabilities:
    Accounts receivable...............................      (91,060)     (422,600)      (484,393)
    Prepaid expenses and other current assets.........           --       (22,367)       (25,439)
    Other assets......................................      (24,474)     (266,181)       122,915
    Trade accounts payable............................           --       215,825        217,128
    Accrued expenses..................................       68,356       278,345        149,177
    Accrued payroll and other related expenses........       32,813       146,027        400,073
    Deferred revenue..................................       40,494       392,423        658,657
                                                        -----------   -----------   ------------
Net cash used in operating activities.................   (1,882,781)   (5,798,644)    (7,691,030)

INVESTING ACTIVITIES
Acquisition of property and equipment.................     (151,275)     (498,580)      (439,775)
Proceeds from sale of property and equipment..........           --         6,703             --
                                                        -----------   -----------   ------------
Net cash used in investing activities.................     (151,275)     (491,877)      (439,775)

FINANCING ACTIVITIES
Net proceeds from issuance of Series B convertible
  preferred stock.....................................      595,999            --             --
Net proceeds from issuance of Series C convertible
  preferred stock.....................................    2,988,205            --             --
Net proceeds from issuance of Series D convertible
  preferred stock.....................................           --     9,274,781             --
Net proceeds from issuance of Series E convertible
  preferred stock.....................................           --            --     17,801,950
Proceeds from issuance of common stock warrants.......           --            --      1,791,276
Borrowings under long-term debt.......................           --       268,878             --
Repayments under long-term debt.......................           --        (7,861)       (75,472)
Proceeds from exercise of stock options...............       16,000           420         28,284
                                                        -----------   -----------   ------------
Net cash provided by financing activities.............    3,600,204     9,536,218     19,546,038
                                                        -----------   -----------   ------------
Net increase in cash and cash equivalents.............    1,566,148     3,245,697     11,415,233
Cash and cash equivalents at beginning of year........      675,538     2,241,686      5,487,383
                                                        -----------   -----------   ------------
Cash and cash equivalents at end of year..............  $ 2,241,686   $ 5,487,383   $ 16,902,616
                                                        ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.........................................  $     2,942   $    11,847   $     15,674
                                                        ===========   ===========   ============
Income taxes paid.....................................  $       800   $     1,935   $        795
                                                        ===========   ===========   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               CRUEL WORLD, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1.--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Cruel World Inc., formerly Career Central Corporation, was formed in 1996. The Company is a leading Internet-based recruiting service that uses database and email marketing techniques to match its clients' career opportunities with qualified and interested candidates from its membership of professionals. The Company generates revenue from services performed in the United States.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

BASIS OF PRESENTATION

    On October 8, 1999, the Company effected a two-for-one stock split of issued and outstanding common stock. The accompanying financial statements prior to that date have been retroactively restated to give effect to the stock split.

    On April   , 2000, the Company reincorporated in Delaware by merging with its wholly-owned Delaware subsidiary established to effect the reincorporation. Concurrent with the reincorporation, all series of preferred stock were split two-for-one. The financial statements have been retroactively restated prior to that date to give effect to the stock split.

REVENUE RECOGNITION

    Revenue is recognized when a search transaction is completed and the Company has a reasonable assurance of collection. Deferred revenue represents cash and contractual receivables recorded in advance of providing services.

COST OF REVENUE

    Cost of revenue represents direct costs to perform search transactions against the member database and deliver the resulting qualified resumes to customers, including payroll and related benefits, client referral fees, and other direct costs, as well as allocated indirect costs.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and all accrued expenses approximates fair value due to their short term nature.

    Financial instruments which potentially subject the Company to concentration of credit risk include cash and cash equivalents and accounts receivable. The Company maintains its cash in a domestic financial institution with a high credit standing and performs periodic evaluations of the relative credit standings of this institution. The Company conducts business with companies in various industries throughout the United States and performs ongoing credit evaluations of its customers and generally does not require collateral.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 1.--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of money market funds, certificates of deposit and short-term, highly liquid investments with insignificant interest-rate risk. Such investments are stated at cost, which approximates fair value, and have original maturity dates of three months or less.

PROPERTY AND EQUIPMENT, NET

    Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful life of the assets, generally three to five years.

    The Company capitalizes certain internal use software costs in accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Capitalized internal use software costs with an expected useful life in excess of one year are amortized on a straight-line basis over their estimated useful lives. Internal use software costs, which are subject to continual and substantial change, including Web site engineering and development costs, are expensed as incurred. Costs to maintain and add minor feature upgrades to the company's internally developed software and Web site are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

ADVERTISING COSTS

    All advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing, were approximately $429,000, $1,468,000 and $2,400,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES
("FAS 109"). Under FAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 1.--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and has adopted the disclosure-only option of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123").

COMPUTATION OF NET LOSS PER COMMON SHARE

    The Company computes net loss per share based on Statement of Financial Accounting Standards Statement No. 128, EARNINGS PER SHARE ("FAS 128"). In accordance with FAS 128, basic net loss per share is calculated as net loss divided by the weighted-average number of common shares outstanding. Diluted net loss per share is computed using the weighted-average number of common shares outstanding and dilutive common stock equivalents outstanding during the period. Common equivalent shares from stock options and warrants (using the treasury stock method) and convertible preferred stock have been excluded from the calculation of net loss per share as their effect is antidilutive.

    Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method.

SEGMENT REPORTING

    The Company operates in one reportable segment under Statement of Financial Accounting Standards No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company conducts business in one operating segment. The Company's management has determined the operating segment based upon how the business is managed and operated.

RECENT PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133"). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction. The effective date is January 1, 2001 for the Company. Management does not currently expect that adoption of FAS 133 will have any impact on the Company's financial position or results of operations.

    On December 3, 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. The SAB identifies four basic criteria that must be met before revenue can be recognized. These criteria are (a) persuasive evidence that an arrangement exists; (b) delivery has occurred or services have been rendered;
(c) the seller's price to the buyer is fixed or determinable; and
(d) collectibility is reasonably assured. The Company has early adopted the SAB and its revenue recognition policies are in accordance with the provisions of the bulletin.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 1.--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In March 2000, the Emerging Issues Task Force issued EITF Abstract
No. 00-2, ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS, regarding the accounting for costs incurred to develop a Web site. The Abstract is effective for fiscal quarters beginning after June 30, 2000. The Company does not expect adoption of the Abstract to have a significant impact on its financial position or results of operations.

NOTE 2.--PROPERTY AND EQUIPMENT, NET

    Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                        ----------------------
                                                          1998         1999
                                                        ---------   ----------
Office furniture, fixtures, and equipment.............  $ 190,640   $  254,192
Computer hardware and software........................    522,956      896,533
                                                        ---------   ----------
                                                          713,596    1,150,725
Less accumulated depreciation.........................   (189,818)    (445,780)
                                                        ---------   ----------
Property and equipment, net...........................  $ 523,778   $  704,945
                                                        =========   ==========

NOTE 3.--LONG-TERM DEBT

    In April 1998, the Company entered into a secured loan agreement with a bank under which the bank would advance up to $150,000 for capital expenditures at the bank's prime rate plus two percentage points. In October 1998, the total advances of $141,490 were converted to a term loan at the same variable interest rate. In October 1998, the agreement was amended to increase the total amount available for advances to $275,000, and in April 1999, the total incremental advances since October 1998 of $127,388 were also converted to a term loan at the same variable rate. The term loans are due in 36 monthly payments of principal and interest from the date of conversion. The total outstanding balances under the agreement were $261,017 and $185,545 at December 31, 1998 and 1999, respectively. The variable interest rates on the term loans were 9.75% and 10.5% at December 31, 1998 and 1999, respectively.

    The Company is obligated to comply with certain financial and other covenants under the terms of the secured loan agreement with the bank.

    The aggregate maturities of long-term debt at December 31, 1999, are as follows:


2000........................................................  $ 89,626
2001........................................................    81,765
2002........................................................    14,154
                                                              --------
                                                              $185,545
                                                              ========

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 4.--STOCKHOLDERS' EQUITY

COMMON STOCK

    The Company is authorized to issue 24,000,000 shares of common stock. At December 31, 1998 and 1999, there were 1,561,400 and 1,718,472, respectively, shares of common stock issued and outstanding.

NOTES RECEIVABLE FROM FOUNDERS

    At the Company's inception, certain of the Company's founders were issued 1,350,000 shares of nonvested common stock in exchange for nonrecourse, prepayable notes receivable totaling $87,500. The notes bear interest at 10% and are payable in three annual installments ending in 1999. The notes are forgiven at the rate of 1/3 of the principal and accrued interest per year so long as the debtors remain employees of the Company. The shares vest to the debtors over a three year period. The Company recorded $140,278, $392,806 and $722,320 of stock compensation expense during the years ended December 31, 1997, 1998 and 1999, respectively, attributable to the change in the fair value of the common stock related to the portion of the principal and accrued interest forgiven annually. There were 768,056 and 318,056 nonvested shares subject to repurchase by the Company at December 31, 1997 and 1998, respectively. At December 31, 1999, all shares were vested.

PREFERRED STOCK

    Under the Articles of Incorporation, the Company is authorized to issue 10,300,146 shares of convertible preferred stock. At December 31, 1999, stockholders' equity includes the following series of preferred stock, no par value:

                                                                                               AGGREGATE
                                SHARES      SHARES ISSUED                                     LIQUIDATION
SERIES                        AUTHORIZED   AND OUTSTANDING   PURCHASE PRICE   DIVIDEND RATE   PREFERENCE
------                        ----------   ---------------   --------------   -------------   -----------
A...........................   1,345,000       1,345,000         $ 0.50           $0.05       $   672,500
B...........................     865,424         865,422           1.50            0.15         1,298,133
C...........................   1,428,570       1,428,570           2.10            0.21         2,999,997
D...........................   2,698,152       2,698,118           3.44            0.34         9,274,781
E...........................   3,963,000       3,963,000           5.19            0.42        20,567,970
                              ----------      ----------                                      -----------
                              10,300,146      10,300,110                                      $34,813,381
                              ==========      ==========                                      ===========

WARRANTS

    In September 1999, the Company sold 3,963,000 preferred stock units, each of which included one share of Series E preferred stock and a warrant to purchase one-fifth of a share of the Company's common stock. Each preferred stock unit was sold at a price of $5.19.

    The warrants are immediately vested and have an exercise price of $9.00 per share. The number of the underlying shares and exercise price of the warrants are subject to adjustment upon certain events. The warrants are exercisable, in whole or in part, at any time through September 2004. Using the Black-Scholes valuation model, the Company determined that $1,791,276 of the total proceeds received from the sale of the Series E preferred stock units were attributable to the common stock warrants.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 4.--STOCKHOLDERS' EQUITY (CONTINUED)
    Issuance costs related to the Series E units were $1,268,006, including the value of warrants granted to financial advisors to purchase 79,260 shares of common stock at $5.19 per share. The value of the fully vested warrants issued to the financial advisors was determined using the Black-Scholes valuation model with the following assumptions: volatility of 0.80; risk-free interest rate of 6.10%; a dividend yield of 0%; and an expected life of three years. The value of the warrants was $293,262. These warrants expire in November in 2002.

DIVIDENDS

    Preferred stockholders are entitled to receive noncumulative dividends when and as declared by the Board of Directors. Such dividends are payable prior and in preference to any dividends for common stock. There have been no dividends declared to date.

CONVERSION

    The conversion rate is subject to certain adjustments, including the issuance of stock dividends and other transactions. Such conversion is automatic upon the closing of a firm commitment underwritten public offering of common stock that reflects a sale price per share of not less than $9.09 per share and that results in aggregate cash proceeds of not less than $15,000,000 to the Company.

VOTING

    The holders of each share of issued and outstanding convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date for determination.

LIQUIDATION

    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the preferred stock holders are entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to any holders of common stock, liquidation preferences as outlined above, plus an amount equal to all declared but unpaid dividends for all series of preferred stock. If the assets and funds legally available for distribution among the holders of preferred stock are insufficient to permit payment in full to each of the preferred shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the preferred stock holders in proportion to the preferential amount that each such holder is otherwise entitled to receive.

    After payment has been made to the holders of preferred stock, the holders of common stock shall be entitled to receive $0.10 per share plus declared and unpaid dividends. If the assets and funds legally available for distribution among the holders of common stock are insufficient to permit payment in full of this amount to each of the common shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of common stock.

    After payment has been made to holders of preferred and common stock of the full amounts to which they are entitled, then the entire remaining assets and funds legally available for distribution of

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 4.--STOCKHOLDERS' EQUITY (CONTINUED) the Company, if any, shall be distributed on a pro rata basis to the holders of the outstanding preferred and common stock (with the outstanding preferred stock sharing in such distribution on an as converted into common stock basis).

STOCK OPTION PLAN

    Under the 1996 Stock Option Plan (the "Plan"), employees, outside directors, and consultants are eligible for nonstatutory stock options and employees are eligible for incentive stock options. The exercise price of nonstatutory stock options shall not be less than 85% of the fair market value of the stock on the date of grant. The exercise price of the incentive stock options shall not be less than the fair market value of the stock at the date of grant. The term of the options shall not exceed ten years from the date of grant. In September of 1999, the Board of Directors increased the number of shares authorized to be issued under the plan to 3,343,000 shares. Options vest at predetermined intervals based on the optionee's tenure with the Company, with a minimum of 20% vesting per year.

    Activity under the Plan is summarized as follows:

                                                                    WEIGHTED-
                                                     NUMBER OF   AVERAGE EXERCISE
                                                      SHARES     PRICE PER SHARE
                                                     ---------   ----------------
Outstanding at December 31, 1996...................    578,666         $0.08
  Granted..........................................    129,300          0.34
  Exercised........................................   (160,000)         0.10
                                                     ---------         -----
Outstanding at December 31, 1997...................    547,966          0.14
  Granted..........................................    830,600          0.57
  Exercised........................................     (1,400)         0.30
  Canceled.........................................   (142,344)         0.43
                                                     ---------         -----
Outstanding at December 31, 1998...................  1,234,822          0.40
  Granted..........................................  1,033,534          0.71
  Exercised........................................   (157,072)         0.18
  Canceled.........................................   (454,808)         0.63
                                                     ---------         -----
Outstanding at December 31, 1999...................  1,656,476         $0.55
                                                     =========         =====

    At December 31, 1997, options to purchase 377,842 shares of common stock were vested and exercisable at a weighted-average exercise price of $0.08 per share, and options to purchase 635,034 shares of common stock were available for future grants. At December 31, 1998, options to purchase 491,346 shares of common stock were vested and exercisable at a weighted-average exercise price of $0.12 per share, and options to purchase 1,146,778 shares of common stock were available for future grants. At December 31, 1999, options to purchase 650,669 shares of common stock were vested and exercisable at a weighted average exercise price of $0.34 per share, and options to purchase 1,368,052 shares of common stock were available for future grants.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 4.--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information concerning currently outstanding and exercisable options:

                                             OPTIONS OUTSTANDING
                               -----------------------------------------------        OPTIONS EXERCISABLE
                                             WEIGHTED-AVERAGE                    ------------------------------
                                                REMAINING         WEIGHTED-        NUMBER      WEIGHTED-AVERAGE
                                 NUMBER        CONTRACTUAL         AVERAGE       EXERCISABLE       EXERCISE
EXERCISE PRICES                OUTSTANDING         LIFE         EXERCISE PRICE   AND VESTED         PRICE
---------------                -----------   ----------------   --------------   -----------   ----------------
$0.06-$0.30..................     369,000          6.66              $0.11         361,990          $0.11
 0.42- 0.69..................   1,259,476          8.96               0.66         288,679           0.62
 1.04    ....................      28,000          9.74               1.04              --             --
                                ---------                                          -------
                                1,656,476                                          650,669
                                =========                                          =======

    The weighted-average fair value of options granted in 1997 was $0.23, and all 1997 option grants had exercise prices equal to the deemed fair value on the date of grant. For the year ended December 31,1998, options granted with exercise prices equal to the deemed fair value on the date of grant had a weighted-average fair value of $0.29 and options granted with exercise prices below the deemed fair value on the date of grant had a weighted-average fair value of $0.64. During the year ended December 31, 1999, options were granted with exercise prices below the deemed fair value and had a weighted-average fair value of $1.80.

PRO FORMA DISCLOSURE OF THE EFFECT OF STOCK-BASED COMPENSATION

    The Company has elected to follow APB 25 and related interpretation in accounting for its employee stock options. The alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of FAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing valuation model with the following weighted-average assumptions: volatility of 80%; risk-free interest rates of 6% for the years ended December 31, 1997, 1998 and 1999; a dividend yield of 0%; and a weighted average expected life of the option of 5 years.

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do no necessarily provide a reliable single measure of the fair value of its employee stock options.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 4.--STOCKHOLDERS' EQUITY (CONTINUED)

    Had compensation cost for the Company's stock option plan been determined using the fair value at the grant dates using the Black-Scholes method of FAS 123, the Company's historical net loss applicable to common stockholders and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                YEARS ENDED DECEMBER 31
                                        ----------------------------------------
                                           1997          1998           1999
                                        -----------   -----------   ------------
Pro forma net loss applicable to
  common stockholders.................  $(2,096,540)  $(6,845,841)  $(10,887,206)
                                        ===========   ===========   ============
Pro forma net loss per common share...  $     (6.77)  $     (6.64)  $      (7.25)
                                        ===========   ===========   ============

    The pro forma impact of options on the net loss for the years ended December 31, 1997, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1999, the Company has reserved shares of its common stock for future issuance upon conversion of preferred stock or exercise of stock option grants as follows:

Series A convertible preferred stock........................   1,345,000
Series B convertible preferred stock........................     865,424
Series C convertible preferred stock........................   1,428,570
Series D convertible preferred stock........................   2,698,152
Series E convertible preferred stock........................   3,963,000
Warrants....................................................     871,860
Stock options...............................................     695,434
                                                              ----------
                                                              11,867,440
                                                              ==========

DEFERRED STOCK-BASED COMPENSATION

    The Company has recorded deferred stock compensation charges of $91,406 and $656,342 for the years ended December 31, 1998 and 1999, respectively, representing the difference between the exercise price of the option and the fair value of common stock as of the date of grant. These amounts are being amortized by charges to operations, using the graded method, over the vesting periods of the individual stock options, which range between three and four years.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 5.--EARNINGS PER SHARE

    The calculation of historical and pro forma basic and diluted net loss per share is as follows:

                                                YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                                           1997          1998           1999
                                        -----------   -----------   ------------
HISTORICAL:
Net loss..............................  $(2,089,868)  $(6,762,116)  $(10,366,418)
                                        ===========   ===========   ============
Weighted-average shares of common
  stock outstanding...................    1,462,247     1,560,978      1,614,604
Less: weighted-average shares subject
  to repurchase.......................   (1,152,565)     (529,676)      (112,500)
                                        -----------   -----------   ------------
Weighted-average shares of common
  stock outstanding used in computing
  basic and diluted net loss per
  share...............................      309,682     1,031,302      1,502,104
                                        ===========   ===========   ============
Basic and diluted net loss per common
  share...............................  $     (6.75)  $     (6.56)  $      (6.90)
                                        ===========   ===========   ============

PRO FORMA (UNAUDITED):
Net loss..............................                              $(10,366,418)
                                                                    ============
Weighted-average shares of common
  stock outstanding...................                                 1,502,104
Adjustment to reflect the effect of
  the assumed conversion of preferred
  stock from the date of issuance.....                                 7,368,576
                                                                    ------------
Weighted-average shares used in
  computing pro forma basic and
  diluted net loss per common share
  (unaudited).........................                                 8,870,680
                                                                    ============
Pro forma basic and diluted net loss
  per common share (unaudited)........                              $      (1.17)
                                                                    ============

    If the Company had reported net income, the calculation of historical diluted earnings per share would have included an additional 2,613,212; 4,984,355 and 7,368,576 common equivalent shares related to the conversion of preferred shares using the if-converted method for the years ended December 31, 1997, 1998 and 1999, respectively. Additionally, if the Company had reported net income, the calculation of diluted earnings per share would have included an additional 999,190; 848,097 and 1,346,213 common equivalent shares related to the exercise of stock options and nonvested shares subject to repurchase by the Company for the years ended December 31, 1997, 1998 and 1999, respectively.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 6.--INCOME TAXES

    There has been no provision for U.S. federal income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

    The components of the income tax provision (benefit) are as follows:

                                                 YEARS ENDED DECEMBER 31,
                                           -------------------------------------
                                             1997         1998          1999
                                           ---------   -----------   -----------
Current
  Federal................................  $      --   $        --   $        --
  State..................................         --            --            --
                                                  --            --            --

Deferred
  Federal................................    604,290     1,896,700     2,893,120
  State..................................    172,270       540,810       403,440
                                           ---------   -----------   -----------
                                             776,560     2,437,510     3,296,560
                                           ---------   -----------   -----------
                                             776,560     2,437,510     3,296,560
Change in valuation allowance............   (776,560)   (2,437,510)   (3,296,560)
                                           ---------   -----------   -----------
                                           $      --   $        --   $        --
                                           =========   ===========   ===========

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997, 1998 and 1999, respectively are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Deferred tax assets:
  Accruals and reserves................................  $    76,877   $   291,592   $   542,591
  Net operating loss carryforward......................      470,792     2,823,095     6,027,540
  Fixed assets.........................................      530,921       401,413       270,931
                                                         -----------   -----------   -----------
Total deferred tax assets..............................    1,078,590     3,516,100     6,841,062
Valuation allowance....................................   (1,078,590)   (3,516,100)   (6,812,660)
                                                         -----------   -----------   -----------
Net deferred tax assets................................           --            --        28,402
Deferred tax liabilities:..............................           --            --
  Other................................................           --            --       (28,402)
                                                         -----------   -----------   -----------
Total deferred tax liabilities.........................           --            --       (28,402)
                                                         -----------   -----------   -----------
Net deferred tax liabilities...........................  $        --   $        --   $        --
                                                         ===========   ===========   ===========

    Net deferred tax assets have been fully offset by a valuation allowance due to a lack of operating history combined with risks and uncertainties surrounding the Company's ability to generate future taxable income.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 6.--INCOME TAXES (CONTINUED)
    The valuation allowance increased by $776,560, $2,437,510, and $3,296,560 in the years ended December 31, 1997, 1998, and 1999, respectively.

    At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $15,908,500 which expire in the tax years 2011 through 2019. The Company has net operating loss carryforwards for state income tax purposes of approximately $11,550,200 which expire in tax year 2004.

    Because of the "change in ownership" provisions of the Internal Revenue Code of 1986, a portion of the Company's net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

    The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                       1997           1998           1999
                                                     --------       --------       --------
Tax at U.S. statutory rate.........................   (34.0)%        (34.0)%        (34.0)%
State income taxes, net of federal benefit.........    (5.4)%         (5.4)%         (2.7)%
Change in valuation allowance......................    37.1%          36.6%          31.9%
Meals and entertainment............................      --            0.4%           0.3%
Non-deductible stock-based compensation............     2.3%           2.4%           4.5%
Other..............................................      --             --             --
                                                      -----          -----          -----
                                                         --             --             --
                                                      =====          =====          =====

NOTE 7.--COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases certain equipment and office space under noncancelable operating lease agreements expiring at various dates through 2003.

    The office space lease provides for a minimum annual rent increase of 4% per year beginning April 1, 1999, through the end of the lease term. Under an addendum to the office space lease dated February 12, 1998, the lessor required the formation of an irrevocable standby letter of credit agreement with a California bank to provide additional security in the event that the Company defaults under the rental agreement. Dated February 13, 1998, the standby letter of credit is in the amount of $141,552 and expires in February 2000. Pursuant to this arrangement, the Company deposited funds in the amount of $141,552 into certificates of deposit with the issuing bank to secure the standby letter of credit.

                               CRUEL WORLD, INC.

                               DECEMBER 31, 1999

NOTE 7.--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    As of December 31, 1999 minimum payments under all non cancelable lease agreements were as follows:

YEARS ENDED DECEMBER 31,
------------------------
2000........................................................  $  472,000
2001........................................................     307,000
2002........................................................     311,000
2003........................................................      78,000
                                                              ----------
Total minimum lease payments................................  $1,168,000
                                                              ==========

    Rent expense for the years ended December 31, 1997, 1998, and 1999 was approximately $74,000, $283,000, and $278,000 respectively.

NOTE 8.--EMPLOYEE BENEFIT PLAN

    Effective February 1998, the Company adopted a 401(k) plan which stipulates that all employees can elect to contribute to the plan. The Company does not provide matching contributions.

NOTE 9.--SUBSEQUENT EVENTS (UNAUDITED)

    In January 2000, the Company entered into an agreement with a leading Internet portal under which it will incur $1.0 million in advertising expense through December 31, 2000.

    In March 2000, the Company entered into a lease agreement for a 66,000 square foot facility in Sunnyvale, California. The lease commences on May 1, 2000 and terminates on April 30, 2007. The total commitment under the lease is approximately $13.3 million.

    On January 19, 2000 and March 10, 2000, the Company granted stock options to acquire an aggregate of 930,180 shares of common stock at an exercise price of $2.60. The Company has recorded additional deferred stock-based compensation of approximately $5.5 million, which will be amortized over 36 to 44 months.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.

SEC Registration Fee........................................  $   15,180
NASD Filing Fee.............................................       6,250
Nasdaq National Market Listing Fee..........................      95,000
Printing Costs..............................................     250,000
Legal Fees and Expenses.....................................     500,000
Accounting Fees and Expenses................................     350,000
Blue Sky Fees and Expenses..................................      25,000
Transfer Agent and Registrar Fees...........................      15,000
Miscellaneous...............................................      43,570
                                                              ----------
Total.......................................................  $1,300,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VIII of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our incorporation in May 1996, we have sold and issued the following securities, preferred stock numbers give prospective effect to the Registrant's two-for-one stock split to be effected in connection with its reincorporation in the State of Delaware:

    1. From inception in May 1996 through April 7, 2000, the Registrant granted options to purchase its common stock at exercise prices ranging from $0.55 to $3.00 per share pursuant to exemptions under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder, to directors, officers and employees of the Registrant pursuant to the Registrant's 1996 stock option plan.

    2. Effective July 26, 1996, the Registrant issued and sold 1,345,000 shares of Series A preferred stock to 22 investors in reliance on Regulation D for an aggregate purchase price of $672,000.

    3. Effective March 20, 1997, the Registrant issued and sold 865,422 shares of Series B preferred stock to 22 investors in reliance on Regulation D for an aggregate purchase price of $1,298,133.

    4. Effective October 31, 1997, the Registrant issued and sold 1,428,570 shares of Series C preferred stock to 3 investors in reliance on Regulation D for an aggregate purchase price of $2,999,997.

    5. Effective July 2, 1998, the Registrant issued and sold 2,698,118 shares of Series D preferred stock to 10 investors in reliance on Regulation D for an aggregate purchase price of $9,281,642.88.

    6. Effective September 4, 1999, the Registrant issued and sold 3,963,000 preferred stock units to 44 investors in reliance on Regulation D for an aggregate purchase price of $20,567,970. Each unit consisted of one share of Series E preferred stock and a warrant to acquire one-fifth of a share of common stock at an exercise price of $9.00 per share.

    7. Effective September 1999, the Registrant issued to two financial advisors in connection with its preferred stock unit private placement warrants to acquire 79,260 shares of common stock in reliance on Regulation D.

    There were no underwriters involved in connection with any of the transactions set forth above. The recipients of securities in each the above transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with us.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBERS                            DESCRIPTION OF DOCUMENT
       -------          ------------------------------------------------------------
        1.1             Form of Underwriting Agreement.
        3.1             Certificate of Incorporation of Cruel World, Inc., a
                        Delaware corporation, as currently in effect.
        3.2*            Restated Certificate of Incorporation of Registrant to be in
                        effect upon completion of the offering.
        3.3             Bylaws of Cruel World, as currently in effect.
        3.4*            Bylaws of Registrant to be in effect upon completion of the offering.
        4.1*            Form of specimen common stock certificate.
        4.2             Third Amended and Restated Investors Rights Agreement by and
                        among Registrant and the Purchasers of Registrant's
                        Class A, B, C, D and E Preferred Stock, dated September 27,
                        1999.
        5.1*            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.
       10.1             Form of Indemnification Agreement to be entered into between
                        Registrant and each of its directors and officers.
       10.2             1996 Stock Option Plan of Registrant
       10.3             2000 Stock Plan of Registrant and form of agreements
                        thereunder.
       10.4             2000 Employee Stock Purchase Plan of Registrant and form of agreements thereunder.
       10.5             2000 Director Option Plan of Registrant and form of
                        agreements thereunder.
       10.6             Lease between Palo Alto Property and the Registrant, dated
                        February 1998.
       10.7             Net Lease Agreement between Oakmead Investments and the
                        Registrant, dated March 2000.
       10.8             Office Service Agreement between Virtual Officing Solutions
                        Worldwide and the Registrant, dated December 22, 1999.

       EXHIBIT
       NUMBERS                            DESCRIPTION OF DOCUMENT
       -------          ------------------------------------------------------------
       10.9             Severance Agreement between the Registrant and Heather
                        Martin Maier dated June 29, 1998.
       10.10            Employment Agreement between the Registrant and Sanford
                        Fitch, dated February 29, 2000.
       10.11*           Letter from the Registrant to Sanford Fitch, dated
                        March   , 2000.
       10.12*           Restricted Stock Purchase Agreement between the Registrant
                        and Sanford Fitch, dated March   , 2000.
       23.1             Consent of Ernst & Young LLP, Independent Auditors
       23.2*            Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
       24.1             Powers of Attorney (see signature page)
       27.1             Financial Data Schedule

------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules.

    None

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on April 10, 2000.

                                                       By:              /s/ JEFFREY HYMAN
                                                            -----------------------------------------
                                                                          Jeffrey Hyman
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Jeffrey Hyman and Sanford Fitch, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 10, 2000:

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ JEFFREY HYMAN                    President, Chief Executive Officer and
     -------------------------------------------         Chairman of the Board (Principal Executive
                    Jeffrey Hyman                        Officer)

                  /s/ SANFORD FITCH                    Chief Financial Officer (Principal Financial
     -------------------------------------------         and Accounting Officer)
                    Sanford Fitch

                  /s/ BRADLEY FELD                     Director
     -------------------------------------------
                    Bradley Feld

                    /s/ LEE ISGUR                      Director
     -------------------------------------------
                      Lee Isgur

                 /s/ PATRICK KENEALY                   Director
     -------------------------------------------
                   Patrick Kenealy

                  /s/ PIERS MARMION                    Director
     -------------------------------------------
                    Piers Marmion